Exhibit 2.1

[***] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant customarily and actually treats as private or confidential.

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

RUNWAY GROWTH FINANCE CORP.,

RWAY PORTFOLIO HOLDING CORP.,

RWAY PORTFOLIO CORP.,

RUNWAY GROWTH CAPITAL LLC

and

SWK HOLDINGS CORPORATION

Dated as of October 9, 2025

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

Appendix A	Definitions
Exhibit A	Form of Key Stockholder Agreement
Exhibit B	Calculation of Closing Company Net Asset Value and Closing Parent Net Asset Value
Exhibit C	Determination of Adjudicated Portfolio Value

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THIS AGREEMENT AND PLAN OF MERGER, dated as of October 9, 2025 (this “Agreement”), is made by and among Runway Growth Finance Corp. (“Parent”), a Maryland corporation, RWAY Portfolio Holding Corp., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Intermediary Sub”), RWAY Portfolio Corp., a Delaware corporation and a direct wholly-owned Subsidiary of Intermediary Sub (“Acquisition Sub”), Runway Growth Capital LLC, a Delaware limited liability company (the “Parent External Adviser”) and SWK Holdings Corporation, a Delaware corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

W I T N E S S E T H:

WHEREAS, Parent has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act;

WHEREAS, each of (i) the board of directors of the Company (the “Company Board”) and (ii) the respective boards of directors of Parent (the “Parent Board”), Intermediary Sub and Acquisition Sub has unanimously approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, the Company Board, the board of directors of Intermediary Sub and the board of directors of Acquisition Sub have approved and declared advisable, and each of the Parent Board, Parent as the sole stockholder of Intermediary Sub and Intermediary Sub as the sole stockholder of Acquisition Sub has approved or adopted, this Agreement and the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company (the “First Merger”), with the Company surviving as a wholly-owned Subsidiary of Intermediary Sub (sometimes referred to in such capacity as the “Surviving Corporation”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, immediately after the First Merger, the Surviving Corporation shall merge with and into Intermediary Sub (the “Second Merger”), with Intermediary Sub surviving the Second Merger as a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL;

WHEREAS, immediately after the Second Merger, Intermediary Sub shall merge with and into Parent (the “Third Merger” and, together with the First Merger and Second Merger, the “Mergers”), with Parent as the surviving company in the Third Merger, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL and the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the Company Board has resolved to recommend that the Company’s stockholders approve and adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Key Stockholders are entering into the key stockholder agreement attached hereto as Exhibit A (the “Key Stockholder Agreement”), pursuant to which the Key Stockholders have, subject to the terms and conditions thereof, agreed, among other things, to vote their shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby including the Mergers; and

WHEREAS, each of Parent, Intermediary Sub, Acquisition Sub, the Parent External Adviser and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

THE MERGERS

Section 1.1            The Mergers.

(a)               Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned Subsidiary of Parent.

(b)               Subject to the terms and conditions of this Agreement and in accordance with the DGCL, immediately after the Effective Time and as part of an integrated merger structure with the First Merger, the Surviving Corporation shall be merged with and into Intermediary Sub, whereupon the separate existence of the Surviving Corporation shall cease, and Intermediary Sub shall continue as the surviving corporation.

(c)               Subject to the terms and conditions of this Agreement and in accordance with the DGCL and the MGCL, immediately after the Effective Time and as part of an integrated merger structure with the First Merger and the Second Merger, Intermediary Sub shall be merged with and into Parent, whereupon the separate existence of Intermediary Sub shall cease, and Parent shall continue as the surviving corporation.

Section 1.2            The Closing. Subject to the provisions of Article VII, the closing of the First Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on a date to be specified by the parties hereto, but no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”). Parent and the Company each agree to use their respective reasonable best efforts to cause the Closing to occur on or prior to December 31, 2025 (subject to the satisfaction or written waiver of the conditions set forth in Article VII). The Closing shall take place via the remote exchange of documentation.

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Section 1.3            Effective Time.

(a)               Concurrently with the Closing, the Company shall cause a certificate of merger with respect to the First Merger (the “Certificate of First Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL. The First Merger shall become effective on the date and time at which the Certificate of First Merger has been duly filed with, and accepted for record by, the Delaware Secretary or at such other date and time as is agreed in writing between Parent and the Company and specified in the Certificate of First Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b)               Immediately after the Effective Time and as part of a single integrated transaction with the First Merger, Intermediary Sub and the Surviving Corporation shall cause a certificate of merger with respect to the Second Merger (the “Certificate of Second Merger”) to be executed and filed with the Delaware Secretary as provided under the DGCL. The Second Merger shall become effective on the date and time at which the Certificate of Second Merger has been duly filed with, and accepted for record by, the Delaware Secretary, or at such other date and time as is agreed in writing between Parent and the Company and specified in the Certificate of Second Merger (such date and time being hereinafter referred to as the “Second Effective Time”).

(c)               Immediately after the Effective Time and as part of a single integrated transaction with the First Merger and the Second Merger, Parent and the Surviving Corporation shall cause a certificate of merger with respect to the Third Merger (the “Certificate of Third Merger”) to be executed and filed with the Delaware Secretary as provided under the DGCL and articles of merger with respect to the Third Merger (the “Articles of Third Merger”) to be executed and filed with the State Department of Assessment and Taxation of Maryland (the “MD SDAT”) as provided under the MGCL. The Third Merger shall become effective on the date and time at which the Certificate of Third Merger and Articles of Third Merger have been duly filed with, and accepted for record by, the Delaware Secretary and the MD SDAT, as applicable, or at such other date and time as is agreed in writing between Parent and the Company and specified in the Certificate of Third Merger or Articles of Third Merger (such date and time being hereinafter referred to as the “Third Effective Time”).

(d)               The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the MGCL. Without limiting the generality of the foregoing, (i) from and after the Effective Time, the Surviving Corporation shall possess all property, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the obligations, liabilities, and duties of the Company and Acquisition Sub shall become the obligations, liabilities and duties of the Surviving Corporation, (ii) from and after the Second Effective Time, Intermediary Sub shall possess all property, rights, privileges, powers and franchises of the Surviving Corporation, and all of the obligations, liabilities, and duties of the Surviving Corporation shall become the obligations, liabilities and duties of Intermediary Sub and (iii) from and after the Third Effective Time, Parent shall possess all property, rights, privileges, powers and franchises of Intermediary Sub and Parent, and all of the obligations, liabilities, and duties of Intermediary Sub and Parent shall become the obligations, liabilities and duties of Parent.

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Section 1.4            Certificates of Incorporation and Bylaws.

(a)               The certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Surviving Corporation’s certificate of incorporation after the Effective Time (subject to Section 6.7), until later amended as provided by Law and such certificate of incorporation. The bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Surviving Corporation’s bylaws after the Effective Time (subject to Section 6.7), until later amended as provided by Law, the certificate of incorporation and such bylaws.

(b)               The certificate of incorporation of Intermediary Sub, as in effect immediately prior to the Second Effective Time, shall continue to be Intermediary Sub’s certificate of incorporation after the Second Effective Time (subject to Section 6.7), until later amended as provided by Law and such certificate of incorporation. The bylaws of Intermediary Sub, as in effect immediately prior to the Second Effective Time, shall continue to be Intermediary Sub’s bylaws after the Second Effective Time (subject to Section 6.7), until later amended as provided by Law, the certificate of incorporation and such bylaws.

(c)               The certificate of incorporation of Parent, as in effect immediately prior to the Third Effective Time, shall continue to be Parent’s certificate of incorporation after the Third Effective Time (subject to Section 6.7), until later amended as provided by Law and such certificate of incorporation. The bylaws of Parent, as in effect immediately prior to the Third Effective Time, shall continue to be Parent’s bylaws after the Third Effective Time (subject to Section 6.7), until later amended as provided by Law, the certificate of incorporation of Parent and such bylaws.

Section 1.5            Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be. The board of directors of Parent effective as of, and immediately following, the Second Effective Time shall consist of the members of the board of directors of Parent immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Parent until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be.

Section 1.6            Officers. From and after the Effective Time, the officers of Acquisition Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. From and after the Effective Time, the officers of Parent at the Effective Time shall be the officers of Parent, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

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Section 1.7            Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, to the extent Parent determines, in Parent’s sole discretion, that the Alternative Structure (as defined below) is necessary or desirable for tax purposes, Parent may at any time modify the structure of the Mergers so as to provide that the Company shall merge with and into Acquisition Sub (rather than Acquisition Sub merging with and into the Company), with Acquisition Sub continuing as the surviving corporation of the First Merger (the “Alternative Structure”), and in such case, Acquisition Sub shall be considered the “Surviving Corporation”, provided, that the Merger Consideration to be paid to the holders of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) is not thereby changed in kind or timing or reduced in amount as a result of such modification.

Article II

EFFECT OF THE MERGERS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Securities.

(a)               First Merger. At the Effective Time, by virtue of the First Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(i)                 Cancellation of Company Securities. Each share of Company Common Stock issued and outstanding and held by a Subsidiary of the Company or held, directly or indirectly, by Parent, Intermediary Sub or Acquisition Sub immediately prior to the Effective Time and all treasury shares (collectively, “Cancelled Shares”), shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(ii)              Conversion of Company Securities. Each share of Company Common Stock (other than Cancelled Shares) shall be entitled to receive, pursuant to this Section 2.1 and Section 2.2(h) and subject to Section 2.4, (x) either (A) a number of validly issued, fully paid and non-assessable shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (B) an amount of cash equal to the Company Per Share NAV (the “Per Share Cash Consideration”), as applicable, and subject to the adjustments set forth in this Section 2.1(a)(ii), plus (y) the Per Share Guaranteed Cash Payment from the Parent External Advisor, acting solely on its own behalf (clauses (x) and (y), together, the “Total Per Share Consideration”). Each holder of Company Common Stock shall have the right to elect, pursuant to Section 2.2(h), whether to receive payment for each of their shares of Company Common Stock pursuant to clause (x) of this Section 2.1(a)(ii) in the form of Parent Common Stock or cash, subject to the conditions and limitations set forth in this Section 2.1(a)(ii).

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(1)               Default Election to Receive Stock. Each Non-Electing Share shall be converted into the right to receive, in addition to the Per Share Guaranteed Cash Payment, the Per Share Stock Consideration, subject to Section 2.1(a)(ii)(3) and Section 2.1(a)(ii)(4); provided, that in each case where a holder of Company Common Stock makes no Election with respect to any share of Company Common Stock held by such holder (such holder, a “Non-Election Holder”), such Non-Election Holder shall be deemed to have made an Election (subject in all cases to Section 2.1(a)(ii)(3) and Section 2.1(a)(ii)(4)) with respect to a percentage of the total shares of Company Common Stock held by such Non-Election Holder equal to a number, the numerator of which is the Aggregate Cash Consideration, and the denominator is the Closing Company Net Asset Value; provided, for the avoidance of doubt, that any holder of Company Common Stock that makes an Election with respect to one or more shares of Company Common Stock shall not be deemed to be a “Non-Election Holder”.

(2)               Election to Receive Cash. Each Electing Share shall be converted into the right to receive, in addition to the Per Share Guaranteed Cash Payment, the Per Share Cash Consideration, subject to Section 2.1(a)(ii)(3) and Section 2.1(a)(ii)(4).

(3)               Insufficient Stock Consideration. Notwithstanding anything to the contrary in this Agreement, if, after giving effect to the Elections contemplated by Section 2.2(h), the aggregate number of shares of Parent Common Stock that would otherwise be issued by Parent in the First Merger (the “Proposed Aggregate Stock Issuance Amount”) is greater than the Total Stock Consideration, then the number of Non-Electing Shares shall be reduced (without any action on the part of any holder of Company Common Stock) by converting Non-Electing Shares into Electing Shares until the Proposed Aggregate Stock Issuance Amount is equal to the Total Stock Consideration (determined on a whole-share basis). Any such reduction in the number of Non-Electing Shares shall be applied among all stockholders, pro rata based on the aggregate number of Non-Electing Shares held by each such stockholder in proportion to the total number of Non-Electing Shares, by reducing the number of Non-Electing Shares held by such stockholder (without any action on the part of such holder) by converting Non-Electing Shares into Electing Shares. On the Determination Date, the Company shall deliver to Parent its calculation of any adjustment pursuant to this Section 2.1(a)(ii)(3).

(4)               Insufficient Cash Consideration. Notwithstanding anything to the contrary in this Agreement, if, after giving effect to the Elections contemplated by Section 2.2(h), the aggregate amount of cash (excluding, for the avoidance of doubt, cash in lieu of fractional shares) that would otherwise be issued by Parent in the First Merger pursuant to clause (x) of Section 2.1(a)(ii)(2) (excluding, for the avoidance of doubt, the Guaranteed Cash Payment) (the “Proposed Cash Consideration”) is an amount greater than the Aggregate Cash Consideration, then the number of Electing Shares shall be reduced (without any action on the part of any holder of Company Common Stock) by converting Electing Shares into Non-Electing Shares until the Proposed Cash Consideration is equal to the Aggregate Cash Consideration (determined on a whole-share basis). Any such reduction in the number of Electing Shares shall be applied among all stockholders, pro rata based on the aggregate number of Electing Shares held by each such stockholder in proportion to the total number of Electing Shares, by reducing the number of Electing Shares held by such stockholder (without any action on the part of such holder) by converting Electing Shares into Non-Electing Shares. On the Determination Date, the Company shall deliver to Parent its calculation of any adjustment pursuant to this Section 2.1(a)(ii)(4).

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(iii)            As of the Effective Time, each share of Company Common Stock to be converted into the right to receive the Total Per Share Consideration as provided in Section 2.1(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (the “Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Total Per Share Consideration.

(iv)             Conversion of Acquisition Sub Capital Stock. Each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(v)               Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Determination Date and the Effective Time, any change in the number of outstanding shares of Parent Common Stock or Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Total Per Share Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(a)(v) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(vi)             Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(a)(ii), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.1(a)(vi), be entitled under Section 2.1(a)(ii) and (B) the Parent Per Share NAV. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amount, without interest, to the holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 2.1(a)(vi) is not a separately bargained-for consideration.

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(b)               Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation or Intermediary Sub or the holders of any securities of the Surviving Corporation or Intermediary Sub, each share of common stock, par value $0.001 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

(c)               Third Merger. At the Third Effective Time, by virtue of the Third Merger and without any action on the part of Intermediary Sub or Parent or the holders of any securities of Intermediary Sub or Parent, each share of common stock, par value $0.01 per share, of Intermediary Sub issued and outstanding immediately prior to the Third Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

Section 2.2            Exchange of Certificates.

(a)               Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in clause (x) of Section 2.1(a)(ii) and for the payment by the Parent External Adviser of the Guaranteed Cash Payment as provided in clause (y) of Section 2.1(a)(ii). At or prior to the Effective Time, (A) Parent shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent (i) book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a)(ii) in exchange for outstanding shares of Company Common Stock and (ii) cash in an aggregate amount equal to the sum of (A) the Aggregate Cash Consideration and (B) the amount of cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.1(a)(vi), and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2(d), and, if applicable (C) the Parent External Adviser shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent cash in an aggregate amount equal to the Guaranteed Cash Payment (such shares of Parent Common Stock, Aggregate Cash Consideration and the Guaranteed Cash Payment provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1(a)(ii) or Section 2.1(a)(vi), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments. Parent shall cause the Exchange Fund to be (x) held for the benefit of the holders of Company Common Stock and (y) applied promptly to making the payments pursuant to Section 2.1(a)(ii). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1(a), except as expressly provided for in Section 2.2(f).

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(b)               As promptly as practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify) for use in effecting the surrender of the Certificates in exchange for (A) payment of the applicable Total Per Share Consideration in respect of each share of Company Common Stock previously represented by such Certificates, (B) any dividends or other distributions payable pursuant to Section 2.2(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(a)(vi). As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Exchange Agent to issue and send to each holder of Book-Entry Shares that were converted into the right to receive the Total Per Share Consideration pursuant to Section 2.1(a)(ii) the Total Per Share Consideration that such holder is entitled to receive pursuant to Section 2.1(a)(ii) in respect of each such Book-Entry Share, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and each such Book-Entry Share shall forthwith be cancelled.

(c)               Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, but in any event within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), such duly completed and validly executed letter of transmittal and such other documents, (A) payment of the applicable Total Per Share Consideration in respect of each share of Company Common Stock previously represented by such Certificate (provided that, any Per Share Stock Consideration shall be a whole number of shares of Parent Common Stock in book-entry form), (B) any dividends or other distributions payable pursuant to Section 2.2(d), and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(a)(vi), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash payable upon the surrender of the Certificates.

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(d)               Distributions with Respect to Unexchanged Shares. Subject to Applicable Law, following surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, there shall be paid to the holder of the Parent Common Stock issued in exchange for such Certificate, without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), payable with respect to such shares of Parent Common Stock.

(e)               In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration and the Guaranteed Cash Payment (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, only if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(f)                Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one (1) year after the Effective Time shall be delivered to Parent or its designee, upon demand, and any such holders prior to the First Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation as general creditor thereof for payment of their claims for the Merger Consideration and the Guaranteed Cash Payment and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.2(d). Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates or Book-Entry Shares for the Total Per Share Consideration.

(g)               No Liability. None of Parent, Intermediary Sub, Acquisition Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any Merger Consideration and the Guaranteed Cash Payment in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration and the Guaranteed Cash Payment in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

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(h)               Withholding. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and the Guaranteed Cash Payment any amounts otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign Tax Law. If Parent, the Surviving Corporation and the Exchange Agent determine that any withholding is required, such parties shall use reasonable best efforts to give notice to holders of Company Common Stock, and reasonably cooperate with holders of Company Common Stock to reduce the amount of, or eliminate the necessity for, such withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Exchange Agent on behalf of the Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

Section 2.3            Elections.

(a)               Each person who as of the Effective Time is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such shares, to make an election (an “Election”) to receive, with respect to each such share held by such holder, the Per Share Cash Consideration in lieu of the Per Share Stock Consideration. Each Election shall be for a specified number of shares of Company Common Stock (the “Specified Number”). If a holder of Company Common Stock fails to specify a Specified Number on its Form of Election (as defined below), such holder shall be deemed not to have made an Election, and such holder’s shares shall be treated by the Exchange Agent as Non-Electing Shares. For the purpose of making Elections and determining whether a Specified Number has or has not been specified, a record holder of Company Common Stock that is a registered clearing agency and who has legal title on behalf of multiple ultimate beneficial owners shall be entitled to submit Elections as if each ultimate beneficial owner were a record holder of Company Common Stock.

(b)               The Company shall prepare and mail a form of election (the “Form of Election”) with the Proxy Statement (as defined in Section 3.7) to holders of Company Common Stock of record as of the record date for the Company Stockholders’ Meeting (as defined in Section 6.3(a)), which Form of Election shall be used by each holder of Company Common Stock who wishes to elect to receive the Per Share Cash Consideration for any or all shares of Company Common Stock held by such holder. In addition, the Company shall use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Company Stockholders’ Meeting, provided, that the Proxy Statement may be made available to such holders over the Internet. Any such holder’s Election to receive the Per Share Cash Consideration will be properly made only if the Exchange Agent has received at the Exchange Agent’s designated mailing address, by 5:00 p.m., New York City time, no later than the Business Day that is five (5) Business Days preceding the Closing Date or such other date as mutually agreed to by the Company and Parent (the “Election Date”), a Form of Election properly completed for a Specified Number of shares of Company Common Stock held by such holder and signed and accompanied by (if such shares are not Book-Entry Shares) the Certificate or Certificates to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank of trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three (3) trading days after the date of execution of such guarantee of delivery).

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(c)               An Election may be revoked by the holder of Company Common Stock by delivering a properly completed and revised Form of Election to the Exchange Agent at its designated mailing address prior to 5:00 p.m., New York City time, on the Election Date, so long as the Effective Time has not occurred prior to such revocation. All Forms of Election shall automatically be deemed revoked if the Exchange Agent receives written notice executed by each of Parent and the Company that the First Merger has been abandoned, and accordingly, the Certificate or Certificates (or guarantee of delivery, as appropriate) for the shares of Company Common Stock to which each such submitted Form of Election relates shall be promptly returned to the holder of Company Common Stock submitting such Form of Election to the Exchange Agent. Any holder of Company Common Stock who has revoked their Form of Election and has not submitted a separate Form of Election pursuant to the terms of Section 2.3(b) by the proper time on the Election Date shall be deemed not to have made an Election, the shares held by such holder shall be treated by the Exchange Agent as Non-Electing Shares.

(d)               The Exchange Agent shall, in its reasonable discretion, determine whether or not an Election to receive the Per Share Cash Consideration has been properly made or revoked pursuant to this Section 2.2(h) with respect to shares of Company Common Stock and when Elections and revocations were received by it. If the Exchange Agent determines that any Election to receive the Per Share Cash Consideration was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares that were Non-Electing Shares. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by and in strict accordance with Section 2.1(a)(ii)(3) and Section 2.1(a)(ii)(4) and any such computation shall be conclusive and binding on the holders of Company Common Stock. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.2(h) for the implementation of the Elections provided for herein as shall be necessary or desirable fully to effect such Elections in accordance with this Section 2.2(h).

Section 2.4            Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive either the Per Share Cash Consideration or the Per Share Stock Consideration, subject to the adjustments set forth in Section 2.1(a)(ii), and shall instead represent the right to receive payment of the consideration due to such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other Applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Total Per Share Consideration, without interest and subject to any withholding of Taxes required by Applicable Law. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock or any threats thereof, any actual or attempted withdrawals of such demands and any other demands, notices or instruments received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

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Section 2.5            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Total Per Share Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.6            Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Total Per Share Consideration, as provided for in Section 2.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 2.7            Net Asset Value Calculations.

(a)               As soon as reasonably practical, but in any case no more than ten (10) Business Days after the date of this Agreement, the Company shall (x) retain from among those firms set forth in Section 2.7(a) of the Company Disclosure Letter one (1) firm (the “Company Valuation Firm”) for purposes of determining the Asset Valuation Range for each Company Portfolio Asset as of 5:00 p.m. New York City Time on September 30, 2025 and on the Determination Date (as defined below) and (y) prepare and deliver to the Company Valuation Firm the Company’s calculation of the Company Marks as of 5:00 p.m. New York City Time on September 30, 2025. The Company shall (i) use its reasonable best efforts to cause the Company Valuation Firm to deliver to the Company the Company Valuation Firm’s good faith determination of the Asset Valuation Range for each Company Portfolio Asset as of 5:00 p.m. New York City Time on September 30, 2025 as soon as practicable following the date hereof and (ii) reasonably promptly thereafter deliver to Parent the Company’s good faith determination of the Adjudicated Portfolio Value, as determined in accordance with the illustrative calculation set forth in Exhibit C hereto.

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(b)               At least three (3) days prior to the Closing Date (excluding Sundays and holidays), the Company shall (i) prepare and deliver to the Company Valuation Firm the Company’s calculation of the Company Marks as of 5:00 p.m. New York City Time on the date that is two (2) days prior to the Closing (excluding Sundays and holidays) Date (such date, the “Determination Date”), taking into account only valuation changes occurring with respect to the Company Portfolio Assets due to the passage of time elapsed since September 30, 2025 in accordance with GAAP, (ii) cause the Company Valuation Firm to prepare and deliver to the Company its good faith determination of the Asset Valuation Range for each Company Portfolio Asset as of 5:00 p.m. New York City Time on the Determination Date and (iii) deliver to Parent the Company’s good faith determination of the Adjudicated Portfolio Value, as determined in accordance with the illustrative calculation set forth in Exhibit C hereto (such value delivered pursuant to this Section 2.7(b)(iii), the “Estimated Closing Company Portfolio Asset Value”).

(c)               On the Determination Date, the Company shall deliver to Parent a calculation of the estimated Company Net Asset Value as of 5:00 p.m. New York City Time on the Determination Date (the “Closing Company Net Asset Value”), as approved by the Company Board, calculated in good faith and determined in accordance with the Valuation Methodology and the determination of the Adjudicated Portfolio Value as set forth in Section 2.7(b); provided, that the Company shall update and redeliver the calculation of the Closing Company Net Asset Value, as reapproved by the Company Board, in the event there is a material change to the Closing Company Net Asset Value between the Determination Date and the Closing and as needed to ensure the Closing Company Net Asset Value is determined within two (2) days (excluding Sundays and holidays) prior to the Effective Time. The Chief Financial Officer of the Company shall certify in writing to Parent the calculation of the Closing Company Net Asset Value. An example calculation of the Closing Company Net Asset Value as of the date hereof is set forth on Exhibit B hereto.

(d)               On the Determination Date, Parent shall deliver to the Company a calculation of the estimated Closing Parent Net Asset Value, as approved by the Parent Board, calculated in good faith and determined in accordance with the Valuation Methodology; provided, that Parent shall update and redeliver the calculation of the Closing Parent Net Asset Value, as reapproved by the Parent Board, in the event there is a material change to the Closing Parent Net Asset Value between the Determination Date and the Closing and as needed to ensure the Closing Parent Net Asset Value is determined within two (2) days (excluding Sundays and holidays) prior to the Effective Time. The Chief Financial Officer of Parent shall certify in writing to the Company the calculation of the Closing Parent Net Asset Value. An example calculation of the Closing Parent Net Asset Value as of the date hereof is set forth on Exhibit B hereto.

(e)               Each of the Company and Parent shall afford the other, and the other’s respective Representatives, reasonable access to the individuals who have prepared the calculations of the Closing Company Net Asset Value and the Closing Parent Net Asset Value, as applicable, and to the applicable information, books, records, work papers and back-up materials (including any reports prepared by valuation agents) used in preparing the same, in order to assist the other and the other’s respective Representatives in reviewing the calculations undertaken pursuant to this Section 2.7.

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(f)                For purposes of this Section 2.7 and as used elsewhere in this Agreement:

(i)                 “Adjudicated Portfolio Value” shall mean, as of the applicable time of determination, the fair market value of the Company Portfolio Assets, on an aggregate basis, as determined based on the Company Valuation Firm’s good faith determination of a valuation range with respect to each Company Portfolio Asset as of such time of determination (each, an “Asset Valuation Range”); provided, that with respect to each Company Portfolio Asset, (A) if the corresponding Company Mark is higher than the highest value included within the applicable Asset Valuation Range, then the value of such Company Portfolio Asset shall be deemed to be the highest value included within such Asset Valuation Range; (B) if the corresponding Company Mark is less than the lowest value included within the applicable Asset Valuation Range, then the value of such Company Portfolio Asset shall be deemed to be the lowest value included within such Asset Valuation Range and (C) if the corresponding Company Mark is within the applicable Asset Valuation Range, then the value of such Company Portfolio Asset shall be deemed to be the Company Mark for such Company Portfolio Asset (the deemed value of each such Company Portfolio Asset pursuant to clause (A), (B) or (C), the “Adjudicated Asset Value”).

(ii)              “Company Marks” shall mean, as of the applicable time of determination, the Company’s good faith determination of the carrying value of each Company Portfolio Asset (as reflected in the books and records of the Company, determined in accordance with GAAP and in a manner consistent with the Company’s historical calculation of the carrying value of such assets, applying the same methodologies, principles and practices as applied in preparing the consolidated financial statements of the Company included within the Company SEC Documents);

(iii)            “Company Net Asset Value” means the estimated net asset value of the Company as of the applicable time of determination, calculated in good faith and determined in accordance with the Valuation Methodology; provided, for the avoidance of doubt, that the value of each of the Company Portfolio Assets for purposes of determining the Company Net Asset Value shall be deemed to be the Adjudicated Asset Value for each such Company Portfolio Asset.

(iv)             “Company Portfolio Assets” shall mean those portfolio assets of the Company set forth on Section 2.7(f)(iv) of the Company Disclosure Letter.

(v)               “Lower Collar Amount” shall mean (i) the aggregate value of the Company Marks as of 5:00 p.m. New York City Time on the Determination Date minus (ii) Five Million Dollars ($5,000,000).

(vi)             “Valuation Methodology” means the accounting and reporting guidance set forth in the GAAP’s Accounting Standards Codification (“ASC”) topic 946 – Financial Services – Investment Companies, as modified pursuant to the terms set forth in Exhibit B hereto.

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Section 2.8            Treatment of Equity Awards.

(a)               Each Company Restricted Stock Award that is outstanding and unvested as of the Effective Time will vest in full immediately prior to the Effective Time and each share of Company Common Stock subject to an outstanding Company Restricted Stock Award shall be accelerated and cancelled in exchange for the right to receive the Total Per Share Consideration, subject to applicable withholding.

(b)               Prior to the Effective Time, the Company shall provide such notices required under the terms of the Company Equity Plan, adopt applicable resolutions, and take all other actions necessary to effect the transactions contemplated by this Section 2.8(b). The Company shall take all actions to ensure that all required withholding (related to both the holder of the applicable equity award and the Company or its applicable Subsidiary) is withheld prior to, or in connection with, the Effective Time.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent as follows:

Section 3.1            Organization and Qualification. Each of the Company and its Subsidiaries (a) is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (b) has the requisite entity power and authority to conduct its business as it is now being conducted, except, in the case of this clause (b), where the failure to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company’s Third Amended and Restated Certificate of Incorporation (as amended, the “Company’s Charter”) and its Amended and Restated Bylaws (as amended, the “Company’s Bylaws”), each as currently in effect, are included in the Company SEC Documents and are in full force and effect and the Company is not in violation of such documents.

Section 3.2            Capitalization; Subsidiaries.

(a)               As of the close of business on October 7, 2025, the authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock, 12,147,391 of which were issued and outstanding and 53 of which were held by the Company as treasury stock, and (ii) 5,000,000 shares of preferred stock, zero of which were issued and outstanding. No shares of Company Common Stock are held by Subsidiaries of the Company.

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(b)               All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Company Common Stock has been sold pursuant to an effective registration statement filed under the federal Securities Laws or an appropriate exemption therefrom.

(c)               Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each Company Restricted Stock Award that includes the (i) the name of the holder thereof, (ii) the number of shares of Company Common Stock issued thereunder and subject thereto, (iii) the vesting schedule, including the accelerated vesting provisions, (iv) the purchase price (if any) and (v) the expiration date (if any). As of the date of this Agreement, other than the Company Restricted Stock Awards, there are no other equity or equity-based awards outstanding.

(d)               As of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive capital stock of the Company or any of its Subsidiaries, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or any of its Subsidiaries or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(e)               As of May 30, 2022, the Rights Agreement, and the respective Rights (as defined in the Rights Agreement) contained therein, expired in accordance with its terms.

(f)                Section 3.2(f) of the Company Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary. Except as set forth on Section 3.2(f) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Subsidiary, free and clear of all Liens except for Permitted Liens.

Section 3.3            Authority Relative to Agreement; No Conflict.

(a)               The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby (other than the Second Merger, the Third Merger and the Alternative Structure). The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby (other than the Second Merger, the Third Merger and the Alternative Structure), have been duly and validly authorized by all necessary corporate action by the Company, and except for the Company Stockholder Approval, the filing of the Certificate of First Merger with the Delaware Secretary, the filing of the Certificate of Second Merger with the Delaware Secretary, the filing of the Certificate of Third Merger with the Delaware Secretary and the filing of the Articles of Third Merger with the MD SDAT (or such other filing as necessary to effectuate the Alternative Structure), no other corporate action or Proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (other than the Second Merger, Third Merger and the Alternative Structure). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Exception”).

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(b)               The Company Board has, at a meeting duly called and held, by resolutions adopted by the directors, (i) approved and adopted this Agreement and the transactions contemplated hereby (other than the Second Merger, the Third Merger and the Alternative Structure), (ii) determined that this Agreement and the transactions contemplated hereby (other than the Second Merger, the Third Merger and the Alternative Structure) are advisable, fair to and in the best interests of the Company and Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders’ Meeting and (iv) resolved to make the Company Recommendation.

(c)               Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (other than the Second Merger, the Third Merger and the Alternative Structure) will (i) violate any provision of the Company’s Charter or the Company’s Bylaws or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law or Data Protection Requirements applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Company Material Adverse Effect.

Section 3.4            Required Filings and Consents. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (other than the Second Merger, the Third Merger and the Alternative Structure), other than (i) applicable requirements of and filings with the SEC under the Securities Act and the Exchange Act, (ii) the filing of the Certificate of First Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business (or such other filing as required to effectuate the Alternative Structure), (iii) the filing of the Certificate of Second Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iv) the filing of the Certificate of Third Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (v) the filing of the Articles of Third Merger with the MD SDAT, (vi) such filings as may be required in connection with the Taxes described in Section 8.6, (vii) compliance with applicable rules and regulations of NASDAQ, (viii) filings required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and (ix) other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

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Section 3.5            Permits; Compliance with Laws.

(a)               The Company and each of its Subsidiaries are in compliance, and have since December 31, 2023 been operated in compliance, in all material respects, with all Applicable Laws and Data Protection Requirements, including, if and to the extent applicable, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority of any material non-compliance with any Applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b)               The Company and each of its Subsidiaries is in compliance, and since December 31, 2023, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and other Applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)               Neither the Company nor any of its Subsidiaries is in default or violation of any (i) Law applicable to the Company or any of its Subsidiaries or (ii) Permits necessary for the Company and its Subsidiaries to carry on their respective businesses as now being conducted, except for any such defaults or violations that would not have a Company Material Adverse Effect.

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(d)               The Company and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit the Company and each of its Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Laws as presently conducted (each, a “Required Permit”), other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.5(d) of the Company Disclosure Letter sets forth a complete and accurate list of each material Required Permit. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6            Company SEC Documents; Financial Statements; Enforcement Actions.

(a)               Since December 31, 2023, the Company has filed with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by the Company since such date, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading).

(b)               The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto). Other than any off-balance sheet financings as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

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(c)               Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would, to the Knowledge of the Company, upon consummation of the First Merger restrict in any respect the conduct of the business of Parent or any of its Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, except as would not have a Company Material Adverse Effect, nor has the Company or any of its Subsidiaries been advised in writing or, to the Knowledge of the Company, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing that would have a Company Material Adverse Effect.

Section 3.7            Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in (a) the registration statement on Form N-14 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the First Merger (as amended or supplemented from time to time, the “Form N-14”) will, at the time the Form N-14 is filed with the SEC or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the proxy statement to be mailed to the Company’s stockholders in connection with the Company Stockholders’ Meeting (the “Proxy Statement”) will, at the date it or any amendment or supplement is mailed to such stockholders and at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Intermediary Sub and Acquisition Sub, or to statements made therein based on information supplied by or on behalf of Parent, Intermediary Sub or Acquisition Sub for inclusion or incorporation by reference therein).

Section 3.8            Disclosure Controls and Procedures. The Company and its Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Since December 31, 2023 and through the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.

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Section 3.9            Absence of Certain Changes or Events. Since December 31, 2024 and through the date of this Agreement, (a) except as expressly contemplated by this Agreement, the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects and (b) there has not been any Company Material Adverse Effect.

Section 3.10        No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2023, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement or (e) for liabilities or obligations that would not have a Company Material Adverse Effect, as of the date hereof, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company.

Section 3.11        Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would have a Company Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. There has not been since December 31, 2023, any material internal investigations or inquiries conducted by Company, the Company Board (or any committee thereof), any compliance officer of Company or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, illegal activity or other fraudulent issues.

Section 3.12        Employee Matters.

(a)               Section 3.12(a) of the Company Disclosure Letter lists all material Company Plans.

(b)               With respect to each material Company Plan, the Company has made available to Parent true and correct copies of the following (as applicable) (except for such documents that are filed as an exhibit to a Company SEC Document) prior to the date of this Agreement: (i) the current plan document, including all amendments thereto or, with respect to any unwritten Company Plan, a summary of all material terms thereof, (ii) the most recent summary plan description along with all summaries of material modifications thereto, (iii) where applicable, the most recently filed Forms 5500 to the extent not publicly available, (iv) a copy of all material, non-routine correspondence with any Governmental Authority relating to a Company Plan received or sent within the last two (2) years, and (v) the most recent IRS determination or opinion letter. The Company has made available to Parent true and correct copies of the following (except for such documents that are filed as an exhibit to a Company SEC Document): (A) the standard form of agreement evidencing Company Restricted Stock Awards; and (B) each agreement evidencing a Company Restricted Stock Award that does not conform in all material respects to the standard agreement.

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(c)               Except as would not have a Company Material Adverse Effect, each Company Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the IRS or was established on a pre-approved form of plan document that is the subject of a favorable opinion letter from the IRS and, to the Knowledge of the Company, no fact or circumstance has occurred that could reasonably be expected to adversely affect the qualified status of such Company Plan. Each Company Plan has been administered and maintained in accordance with the requirements of the applicable provisions of the Code, ERISA, and other Applicable Law, except as would not have a Company Material Adverse Effect.

(d)               Except as would not have a Company Material Adverse Effect, with respect to the Company Plans, there are no Proceedings pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits.

(e)               Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time within the last six (6) years sponsored, maintained or contributed to, or been required to maintain or contribute to, or had any liability in respect of, a plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries have any obligations to provide any officer, director, employee or individual independent contractor or consultant of the Company or any of its Subsidiaries (each, a “Service Provider”) or any former Service Provider (or any spouse or dependent thereof) any life insurance or medical, health or other welfare benefits after such Service Provider’s termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar applicable state insurance law.

(f)                Except as otherwise provided in this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of another event (including a termination of employment or service), (i) result in any material payment becoming due to any current or former Service Provider, including any severance payment, or in the forgiveness of any indebtedness of any current or former Service Provider, (ii) materially increase or otherwise materially enhance any benefits or compensation otherwise payable to any current or former Service Provider or under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any material amounts, payments or benefits due to any current or former Service Provider under any Company Plan, (iv) require the Company or any of its Subsidiaries to set aside any assets to fund (whether to a trust or otherwise) any compensation or benefits due to any current or former Service Provider or under any Company Plan, (v) result in any restriction that does not exist on the date of this Agreement outside of the transactions contemplated hereby on the right of the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend, terminate or transfer any Company Plan, or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

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(g)               The Company has no obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Section 4999 or Section 409A of the Code.

(h)               As of the date hereof, no Service Provider is represented by a labor union or similar organization with respect to their employment with the Company and the Company is not bound by a collective bargaining agreement or similar labor Contract with respect to any Service Provider.

Section 3.13        Intellectual Property, Privacy and Data Security.

(a)               Section 3.13(a) of the Company Disclosure Letter sets forth a complete and accurate list of all United States and foreign: (i) issued patents and patent applications; (ii) trademark and service mark registrations and applications; (iii) copyright registrations; and (iv) domain name registrations, in each case, that are owned by the Company or its Subsidiaries as of the date hereof (“Company Registered Intellectual Property”). Each item of Company Registered Intellectual Property is subsisting and has not expired and, to the Knowledge of the Company, valid and enforceable. The Company or a Subsidiary of the Company exclusively owns and possesses all right, title and interest in and to Company Registered Intellectual Property and all other Company Intellectual Property used in the conduct of their businesses, free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)               (i) All Persons who have created or developed any Company Intellectual Property for the Company or its Subsidiaries have assigned in writing to the Company or a Subsidiary of the Company all of their rights in the same that do not vest initially in the Company or a Subsidiary of the Company by operation of law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (ii) the Company and its Subsidiaries have taken commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and other material confidential information owned or held by any of them.

(c)               Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate, and has not, since December 31, 2023, infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party; (ii) to the Knowledge of the Company, as of the date hereof, no third party is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property; and (iii) as of the date hereof, no Proceeding is pending, or to the Knowledge of the Company, threatened in writing, alleging that the Company or any Subsidiary of the Company has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party.

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(d)               Since December 31, 2023, (i) the Company and its Subsidiaries have used commercially reasonable measures consistent with industry practice designed to protect the confidentiality, integrity, availability, continuous operation, disaster recovery and security of the IT Systems used in connection with their businesses and all Personal Data created, received, maintained, transmitted, used, disclosed, collected and/or processed thereby, and (ii) there has not been (A) any breach of security, successful Security Incident (as defined in Applicable Laws) or an incident of unauthorized access, acquisition, disclosure, use, destruction or loss of any such IT Systems or Personal Data that resulted in material cost or liability or required a Company or any of its Subsidiaries to provide notification to any Governmental Authority, the media or any Person, or (B) any payments made to any third party in connection with any ransomware or similar incidents.

(e)               All IT Systems used in connection with the businesses of the Company and its Subsidiaries are (i) in good working order and condition, and operate in all material respects in accordance with their documentation, functional specifications and intended purposes and have not materially malfunctioned or failed since December 31, 2023; and (ii) to the Knowledge of the Company are free from material bugs, errors, defects, viruses, malware or other corruptants.

Section 3.14        Taxes.

(a)               The Company and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and (ii) have paid all Taxes due and payable (whether or not shown as due on such Tax Returns), except for Taxes contested in good faith or for which adequate reserves have been established on the financial statements in accordance with GAAP.

(b)               No claim has ever been made by a Taxing Authority in a jurisdiction where Company does not file Tax Returns in writing that Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(c)               To the Knowledge of the Company, there are no pending or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of or with respect to the Company or any of its Subsidiaries.

(d)               All material Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected on behalf of its respective employees, independent contractors or other Third Parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(e)               Neither the Company nor any of its Subsidiaries (i) has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries), or (ii) has any liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or otherwise as a matter of Law.

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(f)                Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary commercial Contracts, the principle subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.

(g)               There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(h)               Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(i)                 Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(j)                 During the two-year period ending on the date hereof, the Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A).

(k)               The Company and each of its Subsidiaries have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.

(l)                 The Company is not an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

(m)             The Company is not and has never been a “personal holding company” within the meaning Section 542 of the Code.

(n)               Notwithstanding anything to the contrary in this Agreement, the Company does not make any representation or warranty regarding the amount, value or condition of, or any limitation on, any Tax asset or attribute of the Company, including net operating losses (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates to utilize such Tax Attributes after the Closing.

Section 3.15        Material Contracts.

(a)               Section 3.15(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party, except for this Agreement or a Company Plan, that:

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(i)                 constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of the Company or any of its Subsidiaries;

(ii)              any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to the Company and its Subsidiaries, taken as a whole;

(iii)            is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among the Company and any of its Subsidiaries) relating to the Company’s or any of its Subsidiaries’ indebtedness for borrowed money (excluding letters of credit) in an amount in excess of $1,000,000 individually;

(iv)             is a non-competition or non-solicitation Contract that purports to limit in any material respect the manner in which, or the localities in which, any material business of the Company or any of its Subsidiaries (taken as a whole) is conducted or the types of material businesses that the Company or its Subsidiaries conduct;

(v)               is a Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into after December 31, 2023, and which has not yet been consummated, pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $2,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $2,000,000;

(vi)             is a Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses, securities or assets;

(vii)          is a Contract for the purpose of another Person providing investment advisory or investment management services to the Company or any of its Subsidiaries; or

(viii)        is a Contract pursuant to which the Company or any of its Subsidiaries licenses Intellectual Property (A) to a third party a license to or other rights in or to use any Company Intellectual Property, including any such license pursuant to which the Company or any Subsidiary received revenues for the fiscal year ended December 31, 2024 in excess of $1,000,000, other than non-exclusive licenses granted to customers in the ordinary course of business; and (B) from a third party a license to or other rights in or to use any Intellectual Property of any third party (other than non-exclusive licenses for “off-the-shelf” commercially available software with one-time or annual license, maintenance, support or other fees of less than $1,000,000).

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(b)               Neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract to which it is a party except for such breaches or defaults as would not have a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract except for such breaches or defaults as would not have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception.

Section 3.16        Real Property.

(a)               Neither the Company nor any of its Subsidiaries owns any real property in fee (or the equivalent interest in the applicable jurisdiction).

(b)               As of the date of this Agreement, except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have a valid leasehold, subleasehold or license interests in all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Company Leased Real Property”) subject to no Liens other than Permitted Liens. Section 3.16(b) of the Company Disclosure Letter contains an accurate and complete list of each written lease, sublease, or license with respect to the Company Leased Real Property (together with all schedules, exhibits, addenda, amendments, modifications, consents, extensions and all other notices or agreements related thereto, the “Company Real Property Leases”).

(c)               The Company Leased Real Property constitutes all interests of the Company and any Subsidiary in and to any real property, and the Company Real Property Leases constitutes all interests in real property required for the operation of conduct of the business of the Company and its Subsidiaries as now conducted or reasonably anticipated to be conducted.

(d)               Each Company Real Property Lease is the valid and binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other similar laws relating to creditors’ rights generally or by general principles of equity (whether considered in an action at law or in equity) and to the discretion of the court before which any proceedings therefor may be brought. As of the date of this Agreement, except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Company Leased Real Property alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease nor does the Company or any Subsidiary have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Company Leased Real Property or result in, the acceleration, termination, modification or cancellation of any obligation or result in the loss of any benefit under such Company Real Property Lease. There is no lease, sublease, license, use, occupancy or similar agreement granting to any party (other than the Company or its Subsidiaries) any occupancy or use rights for any Company Leased Real Property, and, no party, other than the Company or its Subsidiaries will hold leasehold title to or occupancy rights or be in possession of any Company Leased Real Property.

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Section 3.17        Environmental. Except as would not have a Company Material Adverse Effect:

(a)               the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective operations under applicable Environmental Laws;

(b)               there is no pending or, to the Knowledge of the Company, threatened Proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(c)               neither the Company nor any of its Subsidiaries has received any written notice, report or other information from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or is potentially in violation of any Environmental Law, or is or may be liable under any Environmental Law, which violation or liability is unresolved. Neither the Company nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and

(d)               there has been no release or disposal of, contamination by, or exposure of any Person to any material, substance or waste so as to give rise to any liability (contingent or otherwise) for the Company or any of its Subsidiaries pursuant to Environmental Laws.

Section 3.18        Takeover Statutes. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or any other takeover or anti-takeover statute or similar federal or state law (any such laws, “Takeover Statutes”) applicable to the Company are applicable to this Agreement or the Mergers. The Company Board has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to this Agreement or the transactions contemplated hereby, including the Mergers.

Section 3.19        Vote Required. The adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of securities or capital stock of the Company that is required in connection with the consummation of the transactions contemplated hereby. Each holder of shares of Company Common Stock entitled to vote at the Company Stockholders’ Meeting is entitled to one vote per share.

Section 3.20        Brokers and Consultants. No investment banker, broker or finder other than Keefe, Bruyette & Woods, Inc. (“KBW”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

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Section 3.21        Opinion of Financial Advisor. The Company Board has received the opinion of KBW to the effect that, as of the date of such opinion, and based upon and subject to the limitations and assumptions set forth in such opinion, the Merger Consideration in the First Merger and the Guaranteed Cash Payment, taken together, is fair, from a financial point of view, to the holders of Company Common Stock, collectively as a group.

Section 3.22        Insurance. The Company or its Affiliates have paid, or caused to be paid, all premiums due under all material insurance policies covering the Company or its Subsidiaries and have not received written notice that the Company or its Subsidiaries are in default with respect to any obligations under such policies, other than as would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, the Company or any of its Subsidiaries, other than as would not have a Company Material Adverse Effect.

Section 3.23        Investment Assets. Each of the Company and each of its Subsidiaries owns all securities, indebtedness and other financial instruments held by it, free and clear of any material Liens, except to the extent such securities, indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or any of its Subsidiaries and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business.

Section 3.24        Assets. Each of the Company and each of its Subsidiaries, as applicable, has good and valid title to, or a valid leasehold interest in or other valid right to use, all of the assets, rights and properties which are material to the operation of their respective businesses and reflected in the Company’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Company SEC Documents. Except as set forth in Section 3.24 of the Company Disclosure Letter, all such material assets, rights and properties are (i) held free and clear of all Liens, other than Permitted Liens and other than Liens that will be released at Closing in connection with the transactions contemplated hereby and (ii) are in good condition and repair in all material respects (ordinary wear and tear excepted) and fit for use and sufficient for the operation of the business of the Company and the Subsidiaries of the Company as currently conducted.

Section 3.25        Share Ownership. To the Knowledge of the Company, none of the Company or any of its Subsidiaries owns (beneficially, of record or otherwise) any shares of Parent Common Stock.

Section 3.26        Compliance with Health Care Laws.

(a)               Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is and, since December 31, 2023, has been, in compliance with all Health Care Laws.

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(b)               Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any, and there is no pending or, to the Knowledge of the Company, threatened notice or communication from the FDA and (ii) there is no pending or, to the Knowledge of the Company, threatened action, suit, arbitration, proceeding, investigation, inspection, audit or claim or other action from any Governmental Authority or any other party asserting any noncompliance by, or liability of, the Company or its Subsidiaries under any Health Care Law.

(c)               None of the Company, its Subsidiaries, their respective directors, officers, employees, and, to the Knowledge of the Company, contractors and agents, has been debarred, disqualified, suspended, or excluded from participation in any foreign, federal or state health care program or governmental program or under any Health Care Law or is in violation of, has been charged with, or has entered into any corporate integrity agreement, settlement agreement or resolution agreement with any Governmental Authority to avoid conviction of any criminal offense in violation of any Health Care Law.

(d)               Except as would not have a Company Material Adverse Effect, all facilities owned, leased, or employed by the Company or its Subsidiaries are, to the extent required by Law, being operated in compliance with Health Care Laws. Further, neither the Company nor its Subsidiaries bill government or private payors for provision of health care services, including any animal health care services.

(e)               Except as would not have a Company Material Adverse Effect, the services performed by the Company and its Subsidiaries have, since December 31, 2023, been performed in accordance with the standards established by Health Care Laws, the applicable clinical trial protocols, and any Contract governing the performance of such services.

(f)                The Company and each of its Subsidiaries has, since December 31, 2023, (i) obtained and maintained all material Institutional Review Board (“IRB”), ethics committee or other material required approvals of clinical trials conducted, supervised or monitored by the Company and its Subsidiaries to the extent required by Health Care Laws or Contracts; (ii) to the extent the Company and its Subsidiaries conducted, supervised or monitored clinical trials, the Company and its Subsidiaries have operated in all material respects in accordance with the requirements of, and any limitations imposed by, the approving IRB or ethics committee or Governmental Authority; and (iii) to the Knowledge of the Company, there has been no unlawful diversion of a controlled substance, except as would not have a Company Material Adverse Effect.

Section 3.27        ERISA.

(a)               Neither the Company, nor any Subsidiary thereof, constitutes or is acting on behalf of (i) a “benefit plan investor,” within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA (a “Benefit Plan Investor”), or (ii) any plan, account or arrangement that is subject to laws, rules or policies that are similar to Title I of ERISA or Section 4975 of the Code;

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(b)               Neither the Company, nor any Subsidiary thereof (other than SWK Advisors LLC), provides or has provided discretionary or non-discretionary investment advisory services to any Benefit Plan Investor;

(c)               Either (i) SWK Advisors LLC does not provide, and has not provided, services to, or otherwise acted on behalf of (A) a Benefit Plan Investor, or (B) any plan, account or arrangement that is subject to laws, rules or policies that are similar to Title I of ERISA or Section 4975 of the Code, or (ii) SWK Advisors LLC has complied in all material respects with ERISA, Section 4975 of the Code and other applicable Law, and has not otherwise caused or participated in a non-exempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (including its equivalent under other applicable Law), in performing its services; and

(d)               Neither the Company, nor any Subsidiary thereof, has been charged with, or convicted of, any crime or otherwise entered into a non/deferred prosecution agreement or other settlement with any authority.

Section 3.28        Related Party Transactions. Except for (a) advances or expense reimbursement to employees of the Company in the ordinary course of business, (b) payment of compensation and provision of benefits for employment to employees of the Company in the ordinary course of business and (c) participation by employees, officers and directors in any employee benefits plan, no director or officer of the Company, stockholder or option holder of more than three percent (3%) of the shares of the Company Common Stock, or any Affiliate, director, officer, manager, partner or employee of any of the foregoing or, to the Knowledge of the Company, any individual in any such Person’s immediate family, is a party to any material contractual obligation to which the Company is a party or by which a material portion of any of its rights, assets or properties is bound or, to the Knowledge of the Company, has a material interest in any material contractual obligation, right, asset or property (real or personal, tangible or intangible) owned by, used in or pertaining to, the business (each, an “Affiliate Arrangement”).

Section 3.29        Investment Company Status. Neither the Company, nor any Subsidiary thereof, is required, nor has ever in the past been required, to be registered as an “investment company” as such term is defined under the Investment Company Act.

Section 3.30        Acknowledgment of Disclaimer of Other Representations and Warranties. The Company acknowledges that, as of the date hereof, it and its Representatives: (a) have received access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of Parent and its Subsidiaries, and the Parent Portfolio Companies, which Parent and its Representatives have made available to them and (ii) the electronic data room in connection with the transactions contemplated hereby; (b) have received and may continue to receive from Parent and its Subsidiaries and their respective Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding Parent and its Subsidiaries, and the Parent Portfolio Companies, and their respective businesses and operations (collectively, “Parent Forecasts”); and (c) have had opportunities to meet with the management of Parent and its Subsidiaries and to discuss the business and assets of Parent and its Subsidiaries and the Parent Portfolio Companies. The Company acknowledges and agrees that (x) there are uncertainties inherent in attempting to make Parent Forecasts, with which the Company is familiar, and the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Parent Forecasts (including the reasonableness of the assumptions underlying such Parent Forecasts), and the Company shall have no claim against Parent, its Subsidiaries or the Parent External Adviser, or any of their respective Representatives, or the Parent Portfolio Companies, with respect to any such Parent Forecasts and (y) the Company has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent, its Subsidiaries and the Parent Portfolio Companies and, in making its determination to proceed with the transactions contemplated hereby, including the Mergers, the Company has relied on the results of its own independent review and analysis. The Company further acknowledges and agrees that (1) any Parent Forecast, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Company or any of its Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by Parent’s management or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article IV or in any certificate delivered pursuant hereto; and (2) except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant hereto, (A) none of Parent, any of Parent’s Subsidiaries, the Parent External Adviser or any other Person makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Mergers and the Company shall have no claim against Parent, any of its Subsidiaries, the Parent External Adviser, any Parent Portfolio Companies or any of the respective Representatives thereof in respect of any such representation or warranty and (B) no Person has been authorized by Parent, any of its Subsidiaries or the Parent External Adviser to make any representation or warranty relating to itself or its business or otherwise in connection with the Mergers. Nothing in this Section 3.30 shall apply to or limit any claim for Fraud.

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Section 3.31        No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries, or with respect to any other information provided to Parent, Intermediary Sub or Acquisition Sub or any of their respective Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Neither the Company nor any other Person will have or be subject to any claim, liability or indemnification obligation to Parent, Intermediary Sub, Acquisition Sub or any other Person resulting from the distribution or failure to distribute to Parent, Intermediary Sub or Acquisition Sub, or Parent’s, Intermediary Sub’s or Acquisition Sub’s use of, any such information, including any information or documents, including projections, estimates, other forward-looking information, and business plan information (collectively, “Company Forecasts”) or other material made available to Parent, Intermediary Sub or Acquisition Sub in the electronic data room maintained by the Company for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or in any certificate delivered pursuant hereto. Nothing in this Section 3.31 shall apply to or limit any claim for Fraud.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT, INTERMEDIARY SUB AND ACQUISITION SUB

Except as disclosed in the Parent SEC Documents filed by Parent prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or as disclosed in the Parent Disclosure Letter, Parent, Intermediary Sub and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1            Organization and Qualification. Each of Parent and its Subsidiaries (including Intermediary Sub and Acquisition Sub) (a) is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (b) has the requisite entity power and authority to conduct its business as it is now being conducted, except, in the case of this clause (b), where the failure to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries (including Intermediary Sub and Acquisition Sub) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent, Intermediary Sub nor Acquisition Sub is in violation of such documents. Parent has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.

Section 4.2            Capitalization; Subsidiaries.

(a)               As of the close of business on October 7, 2025, the authorized capital stock of Parent consists of (i) 100,000,000.00 shares of Parent Common Stock, 36,134,037 of which were issued and outstanding. Acquisition Sub does not have any Subsidiaries and has no shares of preferred stock authorized, issued or outstanding.

(b)               All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Parent Common Stock has been sold pursuant to an effective registration statement filed under the federal Securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.

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(c)               As of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which Parent or any of its Subsidiaries (including Intermediary Sub and Acquisition Sub) is a party obligating Parent or any of its Subsidiaries (including Intermediary Sub and Acquisition Sub) to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries (including Intermediary Sub and Acquisition Sub) or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Parent or any of its Subsidiaries (including Intermediary Sub and Acquisition Sub) to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive capital stock of Parent or any of its Subsidiaries, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, Parent or any of its Subsidiaries (including Intermediary Sub and Acquisition Sub) or (iv) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent.

(d)               Each Subsidiary of Parent (including Intermediary Sub and Acquisition Sub) on the date hereof is listed on Section 4.2(d) of the Parent Disclosure Letter. Except as set forth on Section 4.2(d) of the Parent Disclosure Letter, Parent owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Subsidiary (including Intermediary Sub and Acquisition Sub), free and clear of all Liens except for Permitted Liens.

Section 4.3            Authority Relative to Agreement; No Conflict.

(a)               Each of Parent, Intermediary Sub and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent, Intermediary Sub and Acquisition Sub, and the consummation by Parent, Intermediary Sub and Acquisition Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by Parent, Intermediary Sub and Acquisition Sub, and, subject to the filing of the Certificate of First Merger with the Delaware Secretary, the Certificate of Second Merger with the Delaware Secretary, the Certificate of Third Merger with the Delaware Secretary and the Articles of Third Merger with the MD SDAT (or such other filing as necessary to effectuate the Alternative Structure), no other corporate action or Proceeding on the part of Parent, Intermediary Sub or Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent, Intermediary Sub and Acquisition Sub and the consummation by Parent, Intermediary Sub and Acquisition Sub of the transactions contemplated hereby (including the First Merger). This Agreement has been duly executed and delivered by Parent, Intermediary Sub and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent, Intermediary Sub and Acquisition Sub, enforceable against each of Parent, Intermediary Sub and Acquisition Sub in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

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(b)               The Parent Board and the board of directors or similar governing body of Intermediary Sub has, at a meeting duly called and held, by resolutions unanimously adopted by directors or similar governing members (i) approved and adopted this Agreement and the transactions contemplated hereby (including the Mergers) and (ii) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Parent, Intermediary Sub and their respective stockholders or other equityholders, as applicable. Parent, acting in its capacity as the sole stockholder of Intermediary Sub, has approved and adopted this Agreement.

(c)               The board of directors of Intermediary Sub and the board of directors or similar governing body of Acquisition Sub has, at a meeting duly called and held, by resolutions unanimously adopted by directors or similar governing members (i) approved and adopted this Agreement and the transactions contemplated hereby (including the Mergers) and (ii) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Intermediary Sub, Acquisition Sub and their respective stockholders or other equityholders, as applicable. Intermediary Sub, acting in its capacity as the sole stockholder of Acquisition Sub, has approved and adopted this Agreement.

(d)               Neither the execution and delivery of this Agreement by Parent, Intermediary Sub and Acquisition Sub nor the consummation by Parent, Intermediary Sub and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent, any of its Subsidiaries, Intermediary Sub or Acquisition Sub, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law or Data Protection Requirements applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Parent Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of Parent or any of its Subsidiaries other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Parent Material Adverse Effect.

Section 4.4            Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Securities Act, the Exchange Act and the Investment Company Act, (ii) the filing of each of the Certificate of First Merger, the Certificate of Second Merger and the Certificate of Third Merger with the Delaware Secretary (or such other filing as required to effectuate the Alternative Structure) and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (iii) the filing of the Articles of Third Merger with the MD SDAT and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) compliance with applicable rules and regulations of the NASDAQ, (vi) filings required under, and compliance with other applicable requirements of, the HSR Act, and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

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Section 4.5            Permits; Compliance with Laws.

(a)               Parent and each of its Subsidiaries are in compliance, and have since December 31, 2023 been operated in compliance, in all material respects, with all Applicable Laws and Data Protection Requirements, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority of any material non-compliance with any Applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(b)               Parent and each of its Subsidiaries are in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and other Applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)               Parent is in compliance with Section 61 of the Investment Company Act and as of the date hereof Parent’s asset coverage ratio calculated in accordance with Section 18 of the Investment Company Act is above 150%.

(d)               Neither Parent nor any of its Subsidiaries is in default or violation of any (i) Law applicable to Parent or any of its Subsidiaries or (ii) Permits necessary for Parent and its Subsidiaries to carry on their respective businesses as now being conducted, except for any such defaults or violations that would not have a Parent Material Adverse Effect.

(e)               Parent has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for Parent, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Parent Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

(f)                Parent and each of its Subsidiaries holds and is in compliance with all material Permits required in order to permit Parent and each of its Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Laws as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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(g)               No “affiliated person” (as defined under the Investment Company Act) of Parent or the Parent External Adviser has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of Parent, threatened that would result in any such disqualification.

(h)               The minute books and other similar records of Parent contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of Parent, the Parent Board and any committees of the Parent Board.

Section 4.6            Parent SEC Documents; Financial Statements; Enforcement Actions.

(a)               Since December 31, 2023, Parent has filed with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by Parent since such date, including any amendments thereto, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Investment Adviser Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed (or, if amended, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading).

(b)               The consolidated financial statements (including all related notes) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto). Other than any off-balance sheet financings as and to the extent specifically disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

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(c)               Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would, to the Knowledge of Parent, upon consummation of the First Merger restrict in any respect the conduct of the business of Parent or any of its Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, except as would not have a Parent Material Adverse Effect, nor has Parent or any of its Subsidiaries been advised in writing or, to the Knowledge of Parent, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing that would have a Parent Material Adverse Effect.

(d)               Parent and each of its Subsidiaries is, and at all relevant times has been, in compliance in all material respects with the Investment Company Act, and the consummation of the transactions contemplated by this Agreement will not result in a violation of the Investment Company Act or any rules and regulations promulgated thereunder.

Section 4.7            Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in (a) the Form N-14 will, at the time the Form N-14 is filed with the SEC or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, at the date it or any amendment or supplement is mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent, Intermediary Sub or Acquisition Sub regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).

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Section 4.8            Disclosure Controls and Procedures. Parent and its Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Since December 31, 2023 and through the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.

Section 4.9            Absence of Certain Changes or Events. Since December 31, 2024 through the date of this Agreement, (a) except as expressly contemplated by this Agreement, the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been any Parent Material Adverse Effect.

Section 4.10        No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in Parent’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Parent SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2024, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement or (e) for liabilities or obligations that would not have a Parent Material Adverse Effect, as of the date hereof, none of Parent or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Parent.

Section 4.11        Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Parent, there is no ongoing material internal investigation or inquiry being conducted by Parent, the Parent Board (or any committee thereof), any compliance officer of Parent or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, illegal activity or other fraudulent issues.

Section 4.12        Absence of Certain Agreements. Except for the Key Stockholder Agreement, as of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Total Per Share Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the First Merger or agrees to vote against any Superior Proposal.

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Section 4.13        Employee Matters. Neither Parent nor any of its Subsidiaries has (a) any employees or (b) any “employee benefit plans” as defined in Section 3(3) of ERISA, or any employment bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, fringe benefit, retirement, health, medical or other similar employee benefit plan, program or agreement covering any of their respective current or former employees, officers or other service providers.

Section 4.14        Intellectual Property, Privacy and Data Security.

(a)               Section 4.14(a) of the Parent Disclosure Letter sets forth a complete and accurate list of all United States and foreign: (i) issued patents and patent applications; (ii) trademark and service mark registrations and applications; (iii) copyright registrations; and (iv) domain name registrations, in each case, that are owned by Parent or its Subsidiaries as of the date hereof (“Parent Registered Intellectual Property”). Each item of Parent Registered Intellectual Property is subsisting and has not expired and, to the Knowledge of Parent, valid and enforceable. Parent or a Subsidiary of Parent exclusively owns and possesses all right, title and interest in and to Parent Registered Intellectual Property and all other Parent Intellectual Property used in the conduct of their businesses, free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)               (i) All Persons who have created or developed any Parent Intellectual Property for Parent or its Subsidiaries have assigned in writing to Parent or a Subsidiary of Parent all of their rights in the same that do not vest initially in Parent or a Subsidiary of Parent by operation of law, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and (ii) Parent and its Subsidiaries have taken commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and other material confidential information owned or held by any of them.

(c)               Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate, and has not, since December 31, 2023, infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party; (ii) to the Knowledge of Parent, as of the date hereof, no third party is infringing, misappropriating, diluting or otherwise violating any Parent Intellectual Property; and (iii) as of the date hereof, no Proceeding is pending, or to the Knowledge of Parent, threatened in writing, alleging that Parent or any Subsidiary of Parent has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party.

(d)               Since December 31, 2023, (i) Parent and its Subsidiaries have used commercially reasonable measures consistent with industry practice designed to protect the confidentiality, integrity, availability, continuous operation, disaster recovery and security of the IT Systems used in connection with their businesses and all Personal Data created, received, maintained, transmitted, used, disclosed, collected and/or processed thereby, and (ii) there has not been (A) any breach of security, successful Security Incident (as defined in Applicable Laws) or an incident of unauthorized access, acquisition, disclosure, use, destruction or loss of any such IT Systems or Personal Data that resulted in material cost or liability or required a Parent or any of its Subsidiaries to provide notification to any Governmental Authority, the media or any Person, or (B) any payments made to any third party in connection with any ransomware or similar incidents.

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(e)               All IT Systems used in connection with the businesses of Parent and its Subsidiaries are (i) in good working order and condition, and operate in all material respects in accordance with their documentation, functional specifications and intended purposes and have not materially malfunctioned or failed since December 31, 2023; and (ii) to the Knowledge of Parent are free from material bugs, errors, defects, viruses, malware or other corruptants.

Section 4.15        Taxes. Except as would not have a Parent Material Adverse Effect:

(a)               Parent and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate and (ii) paid all Taxes due and payable (whether or not shown as due on such Tax Returns), except for Taxes contested in good faith or for which adequate reserves have been established on the financial statements in accordance with GAAP.

(b)               There are no pending or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of Taxes of or with respect to Parent or any of its Subsidiaries.

(c)               All Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(d)               Neither Parent nor any of its Subsidiaries has (i) ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent or any of its Subsidiaries), or (ii) has any liability for the Taxes of another Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or otherwise as a matter of Law.

(e)               Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries or customary commercial Contracts, the principle subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to Parent or its Subsidiaries.

(f)                There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

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(g)               Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(h)               Acquisition Sub is a newly formed entity created for the purpose of undertaking the First Merger. Prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(i)                 Intermediary Sub is a newly formed entity created for the purpose of undertaking the Second Merger. Prior to the Effective Time, Intermediary Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(j)                 Parent has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a regulated investment company (“RIC”). Parent has qualified as a RIC with respect to its first taxable year ending on December 31, 2016, and with respect to each taxable year thereafter. No challenge to Parent’s status as a RIC is pending or has been threatened in writing. For each taxable year of Parent ending on or before the Effective Time, Parent has satisfied the distribution requirements imposed on a RIC under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by Parent after the date of this Agreement has been timely paid).

(k)               Within the past two (2) years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code.

Section 4.16        Material Contracts.

(a)               Section 4.16(a) of the Parent Disclosure Letter sets forth a list, as of the date hereof, of each Parent Material Contract. For purposes of this Agreement, “Parent Material Contract” means any Contract to which Parent or any of its Subsidiaries is a party, except for this Agreement, that:

(i)                 constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of Parent or any of its Subsidiaries;

(ii)              except with respect to investments set forth in the Parent SEC Documents, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to Parent and its Subsidiaries, taken as a whole;

(iii)            except with respect to investments set forth in the Parent SEC Documents, is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among Parent and any of its Subsidiaries) relating to indebtedness for borrowed money (excluding letters of credit) in an amount in excess of $1,000,000 individually;

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(iv)             is a non-competition or non-solicitation Contract that purports to limit in any material respect the manner in which, or the localities in which, any material business of Parent and its Subsidiaries (taken as a whole) is conducted or the types of material businesses that Parent or its Subsidiaries conduct;

(v)               is a Contract (other than a Contract relating to acquisitions or dispositions of investments in any Parent Portfolio Company, or any entity that becomes a Parent Portfolio Company as a result of such investment) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into after December 31, 2023, and which has not yet been consummated, pursuant to which (A) Parent reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $2,000,000 or (B) any other Person has the right to acquire any assets of Parent or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $2,000,000;

(vi)             is a Contract for the purpose of another Person providing investment advisory or investment management services to Parent or any of its Subsidiaries (including the Parent Investment Advisory Agreement); or

(vii)          is a Contract pursuant to which Parent or any of its Subsidiaries licenses Intellectual Property (A) to a third party a license to or other rights in or to use any Parent Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business); and (B) from a third party a license to or other rights in or to use any Intellectual Property of any third party (other than non-exclusive licenses for “off-the-shelf” commercially available software with one-time or annual license, maintenance, support or other fees of less than $1,000,000).

(b)               Neither Parent nor any of its Subsidiaries is in breach of or default under the terms of any Parent Material Contract to which it is a party except for such breaches or defaults as would not have a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract except for such breaches or defaults as would not have a Parent Material Adverse Effect. Each Parent Material Contract is a valid and binding obligation of Parent or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of Parent, the other parties thereto, except such as would not have a Parent Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception.

Section 4.17        Real Property.

(a)               Neither Parent nor any of its Subsidiaries owns any real property in fee (or the equivalent interest in the applicable jurisdiction).

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(b)               As of the date of this Agreement, except as would not have a Parent Material Adverse Effect, Parent and each of its Subsidiaries have a valid leasehold, subleasehold or license interests in all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any of its Subsidiaries (collectively, including the improvements thereon, the “Parent Leased Real Property”).

(c)               As of the date of this Agreement, except as would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Parent Leased Real Property or any lender, alleging that Parent or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.

Section 4.18        Environmental. Except as would not have a Parent Material Adverse Effect:

(a)               Parent and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective operations under applicable Environmental Laws;

(b)               there is no pending or, to the Knowledge of Parent, threatened Proceeding pursuant to any Environmental Law against Parent or any of its Subsidiaries;

(c)               neither Parent nor any of its Subsidiaries has received any written notice, report or other information from any Person, including any Governmental Authority, alleging that Parent or any of its Subsidiaries has been or is in violation or is potentially in violation of any Environmental Law, or is or may be liable under any Environmental Law, which violation or liability is unresolved. Neither Parent nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and

(d)               there has been no release or disposal of, contamination by, or exposure of any Person to any material, substance or waste so as to give rise to any liability (contingent or otherwise) for Parent or any of its Subsidiaries pursuant to Environmental Laws.

Section 4.19        Takeover Statutes. No restrictions on “business combinations” set forth in any Takeover Statutes applicable to Parent, Intermediary Sub or Acquisition Sub are applicable to this Agreement or the Mergers.

Section 4.20        Board Vote. At or prior to the date hereof, the Parent Board, at a meeting duly called and held, has, by unanimous vote of all directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of shares of Parent Common Stock in connection therewith, are advisable, fair to and in the best interest of Parent’s stockholders and (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Mergers and the issuance of shares of Parent Common Stock in connection with the First Merger. At or prior to the date hereof, the board of directors of Intermediary Sub or Acquisition Sub, as applicable, at a meeting duly called and held, has, by unanimous vote of all directors, (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable, fair to and in the best interest of Intermediary Sub’s Acquisition Sub’s sole stockholder, as applicable, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Mergers, (iii) directed that approval of this Agreement be submitted to a vote of Intermediary Sub, as the sole stockholder of Acquisition Sub, (iv) directed that approval of this Agreement be submitted to a vote of Parent, as the sole stockholder of Intermediary Sub and (v) made the recommendation that Parent, as the sole stockholder of Acquisition Sub, approve this Agreement, including the Mergers contemplated hereby. Promptly following the execution and delivery of this Agreement, this Agreement, including the Mergers contemplated hereby, will be approved and adopted by Intermediary Sub, as the sole stockholder of Acquisition Sub, and by Parent, as the sole stockholder of Intermediary Sub in accordance with the requirements of the DGCL and MGCL, as applicable.

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Section 4.21        No Vote Required. No vote of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt and approve this Agreement, or to approve the transactions contemplated hereby. The vote or consent of Intermediary Sub or a wholly-owned Subsidiary of Intermediary Sub as the sole stockholder of Acquisition Sub is the only vote of the holders of any class or series of capital stock of Acquisition Sub necessary to approve the transactions contemplated hereby and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement. The vote or consent of Parent or a wholly-owned Subsidiary of Parent as the sole stockholder of Intermediary Sub is the only vote of the holders of any class or series of capital stock of Intermediary Sub necessary to approve the transactions contemplated hereby and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 4.22        Sufficient Funds. Parent has, and will have immediately prior to the Closing, access to available funds sufficient to pay all amounts required to be paid by or on behalf of Parent to consummate the transactions contemplated by this Agreement at the Closing. Parent, Intermediary Sub and Acquisition Sub acknowledge that their obligations under this Agreement are not contingent or conditioned upon Parent’s, Intermediary Sub’s, Acquisition Sub’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated by this Agreement.

Section 4.23        Assets. Each of Parent and each of its Subsidiaries, as applicable, has good and valid title to, or a valid leasehold interest in or other valid right to use, all of the assets, rights and properties which are material to the operation of their respective businesses and are reflected in Parent’s financial statements (as amended or restated, as applicable) or the notes thereto included in the Parent SEC Documents. Except as set forth in Section 4.23 of the Parent Disclosure Letter, all such material assets, rights and properties are (i) held free and clear of all Liens, other than Permitted Liens and other than Liens that will be released at Closing in connection with the transactions contemplated hereby and (ii) are in good condition and repair in all material respects (ordinary wear and tear excepted) and fit for use and sufficient for the operation of Parent and the Subsidiaries of Parent as currently conducted.

Section 4.24        Share Ownership. To the Knowledge of Parent, none of Parent or any of its Subsidiaries owns (beneficially, of record or otherwise) any shares of Company Common Stock.

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Section 4.25        Brokers. No investment banker, broker or finder is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Intermediary Sub, Acquisition Sub or any of their respective Subsidiaries.

Section 4.26        Insurance. Parent and its Subsidiaries have paid, or caused to be paid, all premiums due under all material insurance policies of Parent and its Subsidiaries and have not received written notice that Parent or its Subsidiaries are in default with respect to any obligations under such policies other than as would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, Parent or any of its Subsidiaries, other than as would not have a Parent Material Adverse Effect.

Section 4.27        Solvency. Neither Parent, Intermediary Sub nor Acquisition Sub is entering into the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent, Intermediary Sub and Acquisition Sub is solvent as of the date of this Agreement, and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated hereby, including the payment of any amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 4.27, the term “solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent, Intermediary Sub and Acquisition Sub and, after the First Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent, Intermediary Sub and Acquisition Sub and, after the First Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature and (c) each of Parent, Intermediary Sub and Acquisition Sub and, after the First Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.27, “debt” means any liability on a claim, and “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.28        Investment Assets. Each of Parent and each of its Subsidiaries owns all securities, indebtedness and other financial instruments held by it, free and clear of any material Liens, except to the extent such securities, indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of Parent or any of its Subsidiaries and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business.

Section 4.29        Parent Investment Advisory Agreement. The Parent Investment Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither Parent nor the Parent External Adviser is in default under the Parent Investment Advisory Agreement, except where such default would not have a Parent Material Adverse Effect. The Parent Investment Advisory Agreement is a valid and binding obligation of Parent, except as would not have a Parent Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception. There is no Proceeding pending or, to the Knowledge of Parent, threatened. To the Knowledge of Parent, there do not exist any facts or circumstances which would reasonably be expected to adversely affect the registration of the Parent External Adviser as an investment adviser under the Investment Advisers Act or the ability of the Parent External Adviser to perform its obligations under the Parent Investment Advisory Agreement.

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Section 4.30        Acknowledgment of Disclaimer of Other Representations and Warranties. Each of Parent, Intermediary Sub and Acquisition Sub acknowledges that, as of the date hereof, they and their Representatives: (a) have received access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries, which Company and its Representatives, as of the date hereof, have made available to them and (ii) the electronic data room in connection with the transactions contemplated hereby; (b) have received and may continue to receive from the Company and its Subsidiaries and their respective Representatives certain Company Forecasts; and (c) have had opportunities to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries. Parent, Intermediary Sub and Acquisition Sub acknowledge and agree that (x) there are uncertainties inherent in attempting to make Company Forecasts, with which Parent, Intermediary Sub and Acquisition Sub are familiar, and Parent, Intermediary Sub and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Company Forecasts (including the reasonableness of the assumptions underlying such Company Forecasts), and Parent, Intermediary Sub and Acquisition Sub shall have no claim against the Company or its Subsidiaries or any of their respective Representatives with respect to any such Company Forecasts and (y) each of Parent, Intermediary Sub and Acquisition Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated hereby, including the Mergers, each of Parent, Intermediary Sub and Acquisition Sub has relied on the results of its own independent review and analysis. Parent, Intermediary Sub and Acquisition Sub each further acknowledges and agrees that (1) any Company Forecast, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Intermediary Sub, Acquisition Sub or any of their Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article III or in any certificate delivered pursuant hereto; and (2) except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant hereto, (A) neither the Company, its investment adviser nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Mergers and Parent, Intermediary Sub and Acquisition Sub shall have no claim against the Company or any of its Subsidiaries or their respective Representatives in respect of any such representation or warranty and (B) no Person has been authorized by the Company, its investment adviser or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Mergers. Nothing in this Section 4.30 shall apply to or limit any claim for Fraud.

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Section 4.31        No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered hereunder, neither Parent, Intermediary Sub nor Acquisition Sub nor any other Person on behalf of Parent, Intermediary Sub or Acquisition Sub makes any express or implied representation or warranty with respect to Parent, Intermediary Sub or Acquisition Sub, any of their respective Subsidiaries, or any Parent Portfolio Company, or with respect to any other information provided to the Company or its Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Neither Parent, Intermediary Sub nor Acquisition Sub nor any other Person will have or be subject to any claim, liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, Parent Forecasts or other material made available to the Company in the electronic data room maintained by Parent for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate delivered pursuant hereto. Nothing in this Section 4.31 shall apply to or limit any claim for Fraud.

Article V

Parent External Adviser.

The Parent External Adviser hereby represents and warrants to the Company as follows:

Section 5.1            Organization and Qualification. The Parent External Adviser (a) is a limited liability company, duly formed, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its formation and (b) has the requisite limited liability company power and authority to conduct its business as it is now being conducted, except, in the case of this clause (b), where the failure to have such power and authority would not have an Adviser Material Adverse Effect. The Parent External Adviser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have an Adviser Material Adverse Effect. The Parent External Adviser has made available to the Company a copy of its certificate of formation, as amended to date (together with the Parent External Adviser’s limited liability company agreement, the “Parent External Adviser Documents”), as currently in effect, and the Parent External Adviser is not in violation of such documents.

Section 5.2            Authority Relative to Agreement.

(a)               The Parent External Adviser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent External Adviser, and the consummation by the Parent External Adviser of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by the Parent External Adviser, and no other corporate action or Proceeding on the part of the Parent External Adviser is necessary to authorize the execution, delivery and performance of this Agreement by the Parent External Adviser and the consummation by the Parent External Adviser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent External Adviser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of the Parent External Adviser, enforceable against the Parent External Adviser in accordance with its terms, except that such enforcement may be subject the Bankruptcy and Equity Exception.

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(b)               The board of directors or similar governing body of the Parent External Adviser has, by resolutions adopted by directors or similar governing members adopted this Agreement and the transactions contemplated hereby.

(c)               Neither the execution and delivery of this Agreement by the Parent External Adviser nor the consummation by the Parent External Adviser of the transactions contemplated hereby will (i) violate any provision of any Parent External Adviser Document, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Parent External Adviser or by which any property or asset of the Parent External Adviser is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Contract to which the Parent External Adviser is a party or by which its properties or assets are bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of the Parent External Adviser other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have an Adviser Material Adverse Effect.

Section 5.3            No Conflict; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Parent External Adviser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such Consent, registration, declaration, filing or notices (a) set forth on Section 5.3 of the Parent External Adviser Disclosure Letter or (b) the failure of which to be obtained or made would not have an Adviser Material Adverse Effect.

Section 5.4            Permits; Compliance with Laws.

(a)               The Parent External Adviser is, and at all times since its registration has been, in compliance in all material respects with the requirements of the Investment Advisers Act and the rules and regulations promulgated thereunder.

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(b)               The Parent External Adviser is duly registered as an investment adviser under the Investment Advisers Act.

(c)               Each employee of the Parent External Adviser or any Affiliate who is required to be registered with the SEC as an investment adviser, investment adviser representative or agent, or a principal or associated person of an investment adviser is so registered.

(d)               The Parent External Adviser’s initial application for registration on Form ADV, and each amendment thereto, was, as of the time of filing, complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein.

(e)               The Parent External Adviser maintains all books and records required to be maintained under Rule 204-2 under the Investment Advisers Act.

(f)                Since the Parent External Adviser became registered under the Investment Advisers Act, it has delivered to each client or prospective client the brochure and brochure supplements required by Part 2 of Form ADV, and has delivered amended brochures and brochure supplements as required by Rule 204-3(b)(2), (3) or (4) under the Investment Advisers Act.

(g)               The Parent External Adviser has adopted and maintains a written code of ethics meeting the requirements of Rule 204A-1 under the Investment Advisers Act.

(h)               The Parent External Adviser has not provided investment advisory services to any government entity, or paid any person to solicit a government entity on its behalf, or solicited any political action committee to make any contribution or payment, in violation of Rule 206(4)-5 under the Investment Advisers Act.

(i)                 Neither Parent, the Parent External Adviser, nor any of its Affiliates or any director, officer or employee of any of them that is, in each case, “associated” (as such term is used in Section 202(a)(17) of the Investment Advisers Act and in the Exchange Act) with the Parent External Adviser, nor, to the Knowledge of Parent, any other Person that is so “associated” with the Parent External Adviser, is subject to potential disqualification pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act, and to the Knowledge of Parent, there is no legal Proceeding or investigation that is reasonably likely to become the basis for any such disqualification.

(j)                 The Parent External Adviser has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Investment Advisers Act and the rules thereunder by the Parent External Adviser and its supervised persons, and such policies and procedures meet the requirements of Rule 206(4)-7 under the Investment Advisers Act.

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(k)               The Parent External Adviser has not received from the SEC or any other Governmental Authority any deficiency letter, “risk alert,” or other written communication citing material deficiencies or weaknesses in the Parent External Adviser’s compliance program or operations that remain unresolved.

Section 5.5            Sufficient Funds. If applicable, the Parent External Adviser will have on the Closing Date sufficient funds to make the payment of the Guaranteed Cash Payment contemplated under Article II.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1            Conduct of Business by the Company Pending the Mergers. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted pursuant to this Agreement or (d) as set forth in Section 6.1 of the Company Disclosure Letter: (x) the Company shall, and shall cause its Subsidiaries to, conduct the business of the Company and its Subsidiaries, as applicable, in the ordinary course of business and in a manner consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, maintain in effect all material licenses and material permits required to carry on its business, maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and preserve its material business relationships (provided that (1) no action by the Company or its Subsidiaries with respect to any of the matters specifically addressed by any other provisions of this Section 6.1 will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions and (2) the failure by the Company or any of its Subsidiaries to take any action prohibited by clauses (a) through (r) below will not be deemed to be a breach of this clause (x)) and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a)               amend or otherwise change, in any material respect, the Company’s Charter or the Company’s Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b)               except for transactions solely among the Company and its wholly-owned Subsidiaries, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

(c)               except for transactions solely among the Company and its wholly-owned Subsidiaries, issue, sell, pledge, dispose, encumber or grant any (i) shares of the Company’s or its Subsidiaries’ capital stock, (ii) options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or its Subsidiaries’ capital stock or (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or any of its Subsidiaries;

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(d)               (i) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests; or (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries (other than any wholly-owned Subsidiaries) or any options, warrants, or rights to acquire any such shares or other equity interests;

(e)               except as required by the terms of a Company Plan as in effect on the date of this Agreement or as required by Applicable Law, (i) establish, adopt, enter into or amend in any material respect any material Company Plan; (ii) grant any new entitlement to severance or termination pay or any retention, change of control, or similar bonus or any similar arrangement to any current or former Service Provider; (iii) accelerate the payment, funding, right to payment or vesting of any compensation or benefits (other than in accordance with Section 2.8(a)); (iv) hire or terminate any Service Provider, other than terminations for cause or hiring replacement employees with annual base compensation below $250,000 or (v) increase the compensation of any employee of the Company;

(f)                (i) redeem, repurchase, prepay or defease any indebtedness for borrowed money, (ii) incur or otherwise acquire any indebtedness for borrowed money other than acquisitions of Company Portfolio Company investments in connection with the direct operation of the Company’s specialty finance business consistent with past practice or (iii) guarantee, forgive or otherwise become liable for any indebtedness for borrowed money;

(g)               amend, terminate or waive any provision under any Company Material Contract, or enter into any Contract that would have been a Company Material Contract if in existence as of the date hereof, in each case other than in the ordinary course of business consistent with past practice in all material respects;

(h)               make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or as otherwise required by Applicable Law;

(i)                 (i) make or change any material Tax election, (ii) change any material method of Tax accounting, (iii) amend any Tax Return, (iv) settle or compromise any Tax audit or other proceeding relating to a material amount of Taxes, (v) surrender any right to claim a refund of Taxes, (vi) request any ruling with respect to Taxes or (vii) agree to any extension or waiver of the statute of limitations with respect to Taxes;

(j)                 enter into any new line of business;

(k)               directly or indirectly sell, lease, license (other than non-exclusive licenses granted in the ordinary course of business) or otherwise subject to any Lien or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, including Company Intellectual Property;

(l)                 directly or indirectly (i) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or Person or any division or amount of assets thereof or (ii) make any debt investment in, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of, any other Person (other than in connection with the direct operation of the Company’s specialty finance business consistent with past practice);

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(m)             adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(n)               (i) purchase any real property; (ii) enter into any new lease agreement with respect to real property that is not leased by the Company or one of its Subsidiaries as of the date hereof; or (iii) with respect to any Company Real Property Lease in effect on the date hereof, (A) waive, release, assign, or sublease any material rights or claims thereunder, (B) amend or modify the terms thereof, (C) terminate such Company Real Property Lease (other than as a result of expiration of the then-existing term), or (D) extend the term thereof, as in effect on the date hereof, other than extensions on market terms if, and to the extent, the failure to so extend would result in the expiration of the term of such Company Real Property Lease;

(o)               settle or offer or propose to settle any Proceeding, involving (i) the payment of monetary damages by the Company or any of its Subsidiaries of an amount exceeding $50,000 individually or $500,000 in the aggregate or (ii) material injunctive relief;

(p)               make any material change to any of the privacy policies of the Company or any of its Subsidiaries or to the operation or security of the IT Systems used in their respective businesses, except as required by Law;

(q)               materially amend or materially restructure any existing investments with any Company Portfolio Company; or

(r)                enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2            Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that during the Interim Period, except (a) as may be required by Law, (b) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted pursuant to this Agreement or (d) as set forth in Section 6.2 of the Parent Disclosure Letter: (x) Parent shall, and shall cause its Subsidiaries to, conduct the business of Parent and its Subsidiaries, as applicable, in the ordinary course of business and in a manner consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, maintain in effect all material licenses and permits required to carry on its business, maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and preserve its material business relationships (provided that (1) no action by Parent or its Subsidiaries (including Intermediary Sub and Acquisition Sub) with respect to any of the matters specifically addressed by any other provisions of this Section 6.2 will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions, (2) the failure by Parent or any of its Subsidiaries to take any action prohibited by clauses (a) through (e) below will not be deemed to be a breach of this clause (x), and (3) acquisitions and dispositions of investments in Parent Portfolio Companies in accordance with Parent’s investment objectives, policies, and restrictions in effect as of the date hereof will not be deemed to be a breach of this clause (x)); and (y) Parent shall not, and shall not permit any of its Subsidiaries to:

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(a)               amend or otherwise change, in any material respect, the organizational documents of Parent (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b)               split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights, other than (i) transactions solely among Parent and its wholly-owned Subsidiaries or (ii) as otherwise contemplated by any share buyback plan announced by Parent prior to the date hereof;

(c)               except for transactions solely among Parent and its wholly-owned Subsidiaries, issue, sell, pledge, dispose, encumber or grant any (i) shares of Parent’s or its Subsidiaries’ capital stock, (ii) options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent’s or its Subsidiaries’ capital stock or (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or any of its Subsidiaries;

(d)               declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Parent’s or any of its Subsidiaries’ capital stock or other equity interests, other than (i) dividends and distributions paid by any wholly-owned Subsidiary of Parent to Parent or any of its wholly-owned Subsidiaries (ii) regular quarterly cash distributions payable by Parent on a quarterly basis consistent with past practices and Parent’s investment objectives and policies as publicly disclosed or (iii) the authorization and payment of any dividend or distribution necessary for Parent to maintain its qualification as a RIC, as reasonably determined by Parent;

(e)               except for transactions solely among Parent and its wholly-owned Subsidiaries, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

(f)                directly or indirectly acquire (including by merger, consolidation or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among Parent and its wholly-owned Subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case that are material to Parent and its Subsidiaries, taken as a whole, and except for acquisitions of Parent Portfolio Company investments in accordance with Parent’s investment objectives, policies and restrictions;

(g)               other than as set forth on Section 6.2(g) of the Parent Disclosure Letter, make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or as otherwise required by Applicable Law;

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(h)               (i) make or change any material Tax election, (ii) other than as set forth on Section 6.2(h) of the Parent Disclosure Letter, change any material method of Tax accounting, (iii) amend any Tax Return, (iv) settle or compromise any Tax audit or other proceeding relating to a material amount of Taxes, (v) surrender any right to claim a refund of Taxes, (vi) request any ruling with respect to Taxes or (vii) agree to any extension or waiver of the statute of limitations with respect to Taxes;

(i)                 enter into a new line of business outside of Parent’s investment objective as described in the Parent SEC Documents (provided, that the foregoing shall not apply in any way to any Parent Portfolio Company); or

(j)                 enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.3            Preparation of the Form N-14 and the Proxy Statement; Company Stockholders’ Meeting.

(a)               Subject in all cases to Section 6.6(d), the Company shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Stockholders’ Meeting”) as soon as practicable following the effectiveness of the Form N-14 (and in no event later than thirty-five (35) days thereafter), solely for the purpose of considering the adoption of this Agreement and the approval of the Mergers (and any such matter contemplated by this Agreement as required by the SEC or any other Governmental Authority to be voted upon separately). Subject in all cases to Section 6.6(d), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting, including by soliciting proxies from its stockholders in favor of the Company Stockholder Approval. The Company may postpone or adjourn the Company Stockholders’ Meeting solely (i) with the written consent of Parent, (ii) for the absence of a quorum, (iii) to solicit additional proxies to obtain the Company Stockholder Approval or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that the Company may not postpone or adjourn the Company Stockholders’ Meeting more than a total of fifteen (15) days pursuant to clauses (ii) and (iii), taken together, without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall, at the written request of Parent, adjourn the Company Stockholders’ Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval; provided, that Parent shall not make such request on more than two (2) occasions and no such single adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) days. The Company shall permit Parent and its Representatives to attend the Company Stockholders’ Meeting.

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(b)               Parent and the Company shall cooperate to prepare and file with the SEC the Proxy Statement and the Form N-14 and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL, the MGCL and any other applicable Laws, in each case, as soon as practicable following the date hereof. Without limiting the foregoing, each of Parent and the Company shall use its reasonable best efforts to file with the SEC the Proxy Statement and the Form N-14 by no later than thirty (30) days following the signing of this Agreement. Each of Parent and the Company shall furnish all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and the Form N-14, and, subject to Section 6.6(d), shall use its reasonable best efforts to have the Form N-14 declared effective under the Securities Act, and the Proxy Statement cleared of all comments from the SEC, as promptly as practicable after such filing (including by responding to comments from the SEC). No filing of, or amendment or supplement to, the Form N-14 or the Proxy Statement will be made by either party without providing the other party with a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Time, any information relating to Parent, the Company or any of their respective Affiliates, directors or officers should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form N-14 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and Parent. Each party shall notify the other promptly of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form N-14 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form N-14 or the Mergers.

(c)               Subject to Section 6.6(d), (i) the Proxy Statement shall include the Company Recommendation and (ii) the Company shall publicly reaffirm the Company Recommendation within ten (10) Business Days after receipt of a written request to do so by Parent, provided, that Parent shall only have the right to request the Company to do so on two (2) occasions.

Section 6.4            Appropriate Action; Consents; Filings.

(a)               Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.6), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the First Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated hereby, including the First Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated hereby, including the First Merger; (ii) the defending of any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the First Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the First Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement, provided that nothing in this Agreement shall require Parent (x) to negotiate, commit to or effect any sale, divestiture, license or other disposition or arrangement to hold separate any of the equity securities, assets, rights, products or businesses of Parent or any of its Affiliates (other than Intermediary Sub and Acquisition Sub), or (y) to agree to any other condition or consent decree or enter into any contract if doing so would reasonably be expected, individually or in the aggregate, to impose restrictions which would have a material and adverse impact on Parent and its Subsidiaries, taken as a whole, provided that for the purposes of this Section 6.4(a), a material and adverse impact shall be measured relative to the size of Parent and its subsidiaries, taken as a whole, after giving effect to the transaction contemplated by this Agreement, regardless of whether such actions are imposed on, or affect Parent, the Company, or any of their respective Subsidiaries or Affiliates (each such action in the foregoing clauses (x) and (y), a “Remedial Action”). Notwithstanding anything to the contrary herein, nothing in this Section 6.4 shall require Parent or the Company to agree to any Remedial Action or enter into any agreement that is not contingent on the occurrence of the First Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, each of the parties hereto shall make any applications and filings as reasonably determined by the Company and Parent are required under the HSR Act, and any other applicable United States or foreign competition, antitrust, merger control or investment Laws (“Antitrust Laws”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than as required by Law. All filing fees for the filings required under any Antitrust Law shall be borne by Parent.

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(b)               In connection with and without limiting the efforts referenced in this Section 6.4, the parties hereto shall use their respective reasonable best efforts to (i) file or cause to be filed (including by their “Ultimate Parent Entities” as that term is defined in the HSR Act) as promptly as practicable (but in any event no later than twenty (20) Business Days after the date hereof) any notification and report form required under the HSR Act in connection with the transactions and (ii) as promptly as practicable after the date hereof make filings under the Competition Laws set forth on Section 6.4 of the Company Disclosure Letter. The parties hereto shall respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any other Antitrust Laws by any Governmental Authority in connection with the transactions contemplated hereby.

(c)               Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a private party, including immediately informing the other party of such inquiry, consulting in advance before making any substantive presentations or submissions to a Governmental Authority, or in connection with any Proceeding initiated by a private party, to any other Person, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority, or in connection with any Proceeding initiated by a private party, between either party and any other Person with respect to this Agreement; provided that such materials may be redacted as necessary to remove references concerning the valuation of the Company or the Company’s consideration of other transactions or to otherwise comply with applicable Law. In addition, each of the parties hereto will give reasonable notice to and consult with the other in advance of any meeting or conference with any Governmental Authority, or in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the Governmental Authority or other Person, give the other the opportunity to attend and participate in such meeting or conference.

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(d)               Parent shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire or license any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.5            Access to Information; Confidentiality.

(a)               Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford reasonable access to Parent’s Representatives, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the personnel, agents, properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent, Intermediary Sub or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated hereby are not consummated, (ii) violate Applicable Law (provided, that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access as can be provided in a manner without violating such applicable Law) or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client, attorney work product or any other legal privilege. No investigation or access permitted pursuant to this Section 6.5(a) shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its not to, use any information obtained pursuant to this Section 6.5(a) for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby. The Confidentiality Agreement shall apply mutatis mutandis with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

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(b)               Upon reasonable notice, Parent shall (and shall cause each of its Subsidiaries (including Intermediary Sub and Acquisition Sub) to) afford reasonable access to the Company’s Representatives, in a manner not disruptive to the operations of the business of Parent and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the personnel, agents, properties, books and records of Parent and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries (including Intermediary Sub and Acquisition Sub) to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Parent and its Subsidiaries (including Intermediary Sub and Acquisition Sub) as may reasonably be requested; provided, however, that nothing herein shall require Parent or any of its Subsidiaries (including Intermediary Sub and Acquisition Sub) to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, (i) cause significant competitive harm to Parent or its Subsidiaries (including Intermediary Sub and Acquisition Sub) if the transactions contemplated hereby are not consummated, (ii) violate Applicable Law (provided, that Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access as can be provided in a manner without violating such applicable Law) or the provisions of any Contract to which Parent or any of its Subsidiaries (including Intermediary Sub and Acquisition Sub) is a party or (iii) jeopardize any attorney-client, attorney work product or any other legal privilege. No investigation or access permitted pursuant to this Section 6.5(b) shall affect or be deemed to modify any representation or warranty made by Parent, Intermediary Sub or Acquisition Sub hereunder. The Company agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.5(b) for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby. The Confidentiality Agreement shall apply mutatis mutandis with respect to information furnished by Parent, Parent’s Subsidiaries, Intermediary Sub, Acquisition Sub and Parent’s officers, employees and other Representatives hereunder.

Section 6.6            No Solicitation.

(a)               Subject to Section 6.6(c), the Company shall, and shall cause its Subsidiaries and its and their Representatives to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal (an “Inquiry”) and immediately terminate all physical and electronic data room access previously granted to any such Third Party, (ii) request the prompt return or destruction of all confidential information previously furnished to any such Third Party with respect to any Competing Proposal or Inquiry and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or “standstill” agreement to which it or any of its Affiliates or Representatives is a party with respect to any Competing Proposal or Inquiry.

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(b)               Except as expressly provided in Section 6.6(c), until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly, (i) initiate, solicit, induce, knowingly encourage or take any other action which could reasonably be expected to, facilitate the making of any Competing Proposal or Inquiry, (ii) except as otherwise expressly permitted by this Section 6.6, approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Competing Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement (other than an Acceptable Confidentiality Agreement (as defined below) entered into when permitted by Section 6.6(c))) requiring it to abandon, terminate or fail to consummate or that would reasonably be expected to require the Company to abandon, terminate, or fail to consummate, the First Merger; (iii) furnish or disclose to any Person (other than Parent, the Company or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Competing Proposal (except to provide notice as to the existence of these provisions or solely to the extent necessary to clarify the terms and conditions of any Competing Proposal); or (iv) publicly propose or publicly announce an intention to take any of the foregoing actions.

(c)               Notwithstanding anything to the contrary in Section 6.6(a) or Section 6.6(b), at any time prior to the date that the Company Stockholder Approval is obtained, in the event that the Company (or its Representatives on the Company’s behalf) receives directly or indirectly a written Inquiry or a written Competing Proposal from any Third Party that (i) the Company Board determines in good faith to be bona fide, (ii) was unsolicited and (iii) did not otherwise result from a breach of this Section 6.6(c), the Company and the Company Board and its Representatives may engage or participate in negotiations or discussions with, or furnish any information and other access to, any Third Party making such Inquiry or Competing Proposal and its Representatives and Affiliates if the Company Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor) that (A) such Inquiry or Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under the DGCL; provided that (x) prior to furnishing any information concerning the Company and its Subsidiaries the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company entered into prior to the date hereof or containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms) (an “Acceptable Confidentiality Agreement”), and (y) the Company shall promptly provide or make available to Parent (I) an unredacted copy of each such Acceptable Confidentiality Agreement and (II) all non-public information concerning it or its Subsidiaries that it provides to any Third Party given such access that was not previously made available to Parent or its Representatives. It is understood and agreed that any contacts, disclosures, discussions or negotiations expressly permitted under this Section 6.6(c), including any public announcement that the Company or the Company Board has made any determination required under this Section 6.6(c) to take or engage in any such actions, shall not, in and of themselves, constitute a basis for Parent to terminate this Agreement pursuant to Section 8.1(d)(ii).

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(d)               Neither the Company nor the Company Board nor any committee thereof shall (w) withhold or withdraw, or modify or qualify in a manner adverse to Parent, Intermediary Sub or Acquisition Sub, or propose publicly to withhold or withdraw, to or modify or qualify in a manner adverse to Parent, Intermediary Sub or Acquisition Sub, the Company Recommendation, (x) fail to include the Company Recommendation in the Proxy Statement, (y) approve, determine to be advisable or recommend, or propose publicly to approve, determine to be advisable or recommend, any Competing Proposal or (z) resolve, agree or publicly propose to take any such actions (each such action in (w), (x), (y) and (z) being referred to as a “Company Adverse Recommendation Change”) and, except as expressly provided in this Section 6.6, neither the Company Board nor any committee thereof shall approve or recommend, and the Company shall not (and shall cause each of its Subsidiaries not to) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract or agreement, in each case constituting or with respect to, any Competing Proposal or Inquiry (each, an “Alternative Acquisition Agreement”), in each case other than an Acceptable Confidentiality Agreement as and to the extent provided in Section 6.6(c), and neither the Company Board nor any committee thereof shall resolve, agree or publicly propose to take any such actions. Notwithstanding the immediately preceding sentence, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may, if the Company has received a Competing Proposal after the date of this Agreement that (i) the Company Board has determined in good faith to be bona fide, (ii) was unsolicited, (iii) did not otherwise result from a breach of this Section 6.6 and (iv) the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, (A) make a Company Adverse Recommendation Change or (B) authorize, adopt or approve such Superior Proposal and cause the Company to enter into a binding definitive agreement providing for the consummation of such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 8.1(c)(ii), and, provided that:

(i)                 the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance, that it intends to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(ii) in order to enter into a binding definitive agreement providing for the consummation of a Superior Proposal (a “Notice of Superior Proposal”) (which notice shall not constitute a Company Adverse Recommendation Change), which notice shall specify in reasonable detail the basis for such termination and the identity of the Person or group of Persons making such Superior Proposal and the terms and conditions thereof and include a copy of the final negotiated definitive agreement providing for the consummation of such Superior Proposal and any material ancillary agreements being executed or to be executed in connection therewith (provided, that any amendment to the financial terms or any other material terms of such Superior Proposal shall require a new written notice by the Company and a new two (2) Business Day period (unless such two (2) Business Day period would be shorter than the amount of time remaining in such original four (4) Business Day period, in which case such original four (4) Business Day period shall remain in effect));

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(ii)              after providing such notice and prior to terminating this Agreement pursuant to Section 8.1(c)(ii) or making a Company Adverse Recommendation Change, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent, Intermediary Sub and Acquisition Sub and their respective Representatives in good faith (to the extent Parent, Intermediary Sub and Acquisition Sub desire to negotiate) during such four (4) or two (2) Business Day period (as applicable) to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to terminate this Agreement pursuant to Section 8.1(c)(ii); and

(iii)            following the end of such four (4) or two (2) Business Day period (as applicable), the Company Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Superior Proposal, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to be a Superior Proposal.

(e)               Nothing contained in this Section 6.6 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under Applicable Law or applicable NASDAQ rules and regulations, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or (ii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that any disclosure made as permitted under clause (i) of this Section 6.6(e) (other than any “stop-look-and-listen” communication or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto) that relates to a Competing Proposal shall not be deemed to be a Company Adverse Recommendation Change provided that any such disclosure does not contain a Company Adverse Recommendation Change.

(f)                The Company shall promptly (and in any event within twenty-four (24) hours of receipt) advise Parent in writing in the event that it or any of its Subsidiaries or any of its or their Representatives receives any Inquiry or Competing Proposal from any Third Party, in each case together with a description of the material terms and conditions of and facts surrounding any such Inquiry or Competing Proposal, the identity of the Third Party making such Inquiry or Competing Proposal and a copy of any written proposal, offer, draft agreement, term sheet or other analogous agreement provided by such Third Party. The Company shall keep Parent reasonably informed (orally and in writing) on a timely basis of the status and details (including within twenty-four (24) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Inquiry or Competing Proposal, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Inquiry or Competing Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

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(g)               For purposes of this Agreement:

(i)                 “Competing Proposal” shall mean any indication of interest, proposal, or offer from any Third Party (A) with respect to a merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or other transaction involving the Company or any of its Subsidiaries that if consummated would result in any Third Party beneficially owning 20% or more of the outstanding Company Common Stock, or (B) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (1) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any mortgage or pledge in connection with a bona fide debt financing transaction entered into in the ordinary course of business) that constitute or represent, or would constitute or represent if such transaction is consummated, 20% or more of the total assets (based on fair market value as determined in accordance with GAAP) of the Company and its Subsidiaries, taken as a whole, as of the date of such inquiry or proposal, or that generated 20% or more of net revenue or net income of the Company and its Subsidiaries, taken as a whole, for the twelve (12) month period ending on the last day of the Company’s then most recently completed fiscal quarter, or (2) 20% or more of the outstanding shares of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Mergers.

(ii)              “Superior Proposal” shall mean a bona fide, unsolicited, written and binding Competing Proposal that is fully financed or has fully committed financing (with all percentages in the definition of Competing Proposal increased to 50%) made by a Third Party on terms that the Company Board determines in good faith, after consultation with its financial and outside legal advisors, and considering all legal, financial, regulatory and other material aspects of, and the identity of the Third Party making, the Competing Proposal and such factors as the Company Board considers in good faith to be appropriate, (A) is more favorable to stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any revisions to the terms and conditions of this Agreement proposed by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.6(d)(i)) and (B) is reasonably likely of being completed on the terms proposed on a timely basis.

Section 6.7            Directors’ and Officers’ Indemnification and Insurance.

(a)               Parent, Intermediary Sub and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers, managers, or employees, as the case may be, of the Company, its Subsidiaries or the Company’s Affiliates (collectively, the “D&O Indemnified Parties”), as provided in their respective organizational documents as in effect on the date of this Agreement or in any Contract disclosed or made available to Parent prior to the date hereof shall survive the Mergers and shall continue in full force and effect. Parent shall indemnify, defend and hold harmless, and advance expenses to the D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent permitted by Applicable Law and as required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. Parent shall cause the Surviving Corporation’s (and any of its successors’, including Parent’s) certificate of incorporation, bylaws or other organizational documents to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability with respect to the D&O Indemnified Parties and the period prior to the Effective Time that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

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(b)               Without limiting the provisions of Section 6.7(a), Parent shall: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company, its investment adviser or any of its Subsidiaries prior to the Effective Time; or (B) this Agreement or the transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, Proceeding or investigation the expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined by a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under Applicable Law, in each case as provided in the organizational documents of the Company or its Subsidiaries and any contract or agreements to which the Company or any of its Subsidiaries and a D&O Indemnified Party are party, each as in effect on the date hereof to the fullest extent permitted by Applicable Law. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, Proceeding or investigation from all liability arising out of such claim, Proceeding or investigation.

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(c)               The Company shall purchase, and fully prepay immediately prior to the Effective Time, to be effective as of the Closing, a “tail” insurance policy for the extension of directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for the D&O Indemnified Parties for a period of six (6) years, on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company and the Company’s Subsidiaries as of the date of this Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (“D&O Insurance”). Parent shall not, and shall not permit its Subsidiaries to, take any action that would reasonably be expected to prejudice the rights of, or otherwise reasonably be expected to impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time.

(d)               The D&O Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.7. Notwithstanding any other provision of this Agreement, this Section 6.7 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.

Section 6.8            Notification of Certain Matters. Subject to Applicable Law, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any claims, investigations or Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Mergers or the transactions contemplated hereby and (c) any fact, circumstance or development of which the Company or Parent (as applicable) becomes aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied by the Termination Date.

Section 6.9            Public Announcements. Except as otherwise contemplated by Section 6.6 (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company or the Company Board under Section 6.6), prior to any Company Adverse Recommendation Change, the Company, Parent, Intermediary Sub and Acquisition Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby, and none of the parties hereto or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ written consent (which consent may be delivered via electronic mail, but shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto. The Company may, without Parent, Intermediary Sub or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants in a manner consistent with prior communications of the Company or consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.

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Section 6.10        Acquisition Sub. Intermediary Sub will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the First Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.11        Intermediary Sub. Parent will take all actions necessary to (a) cause Intermediary Sub to perform its obligations under this Agreement and to consummate the Second Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Intermediary Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.12        No Control of the Other Party’s Business.

(a)               Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

(b)               Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.13        Rule 16b-3 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.14        Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be listed on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

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Section 6.15        Takeover Statutes and Provisions. None of the Company, Parent, Intermediary Sub or Acquisition Sub will take any action that would cause the First Merger and related transactions to be subject to requirements imposed by any Takeover Statutes. Each of the Company and Parent shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the First Merger from, or if necessary to challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

Section 6.16        Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding, demand, litigation, arbitration or other similar action (including derivative claims) by the Company’s stockholders or Parent’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the transactions contemplated hereby (each, a “Stockholder Litigation”). Each of Parent and the Company (a) shall promptly notify the other party of any such Stockholder Litigation brought by its stockholders, (b) shall keep the other party reasonably informed of any material developments in connection with any such Stockholder Litigation brought by its stockholders and (c) shall not settle any such Stockholder Litigation without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld). Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any Stockholder Litigation.

Section 6.17        Employee & Benefits Matters.

(a)               The Company shall and shall cause its Subsidiaries to terminate the employment or service of each Service Provider no later than immediately prior to the Effective Time, and which may be contingent upon, the Closing and shall deliver to each such Service Provider a release of claims in favor of the Company, Parent and their Affiliates (in a form reasonably acceptable to Parent) prior to the Effective Time, requiring signature no earlier than the Closing Date.

(b)               Except as otherwise provided in Section 6.17(b) of the Parent Disclosure Letter, for the period commencing at the Effective Time and ending twelve (12) months after the Effective Time, Parent shall provide to the employees of the Company who remain employed after the Effective Time (the “Continuing Employees”) with: (i) an annual base salary or wage rate and an annual target bonus opportunity (excluding equity-based compensation), if any, which are no less in the aggregate than the annual base salary or wage rate and annual target bonus opportunity (excluding equity-based compensation) provided by the Company immediately prior to the Closing Date; (ii) retirement, health and welfare benefits that are substantially similar in the aggregate to those provided by Parent External Advisor to similarly situated employees; and (iii) severance benefits that are substantially similar to those provided by the Parent External Advisor to similarly situated employees. Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.17(b) shall (i) be deemed or construed to be an amendment or other modification of any Company Plan or (ii) create any third party rights in any current or former employee, director or other service provider of Parent, the Company or any of their respective affiliates (or any beneficiaries or dependents thereof). Parent and Parent External Adviser each hereby agree not to commence discussions with any employee or service provider of the Company or its Subsidiaries concerning the terms of any such employee’s or service provider’s post-Closing employment or service with the Company, Parent and/or Parent External Advisor until after the Company has delivered the Company Valuation Firm’s good faith determination of the Asset Valuation Range for each Company Portfolio Asset as of 5:00 p.m. New York City Time on September 30, 2025 in accordance with Section 2.7(a).

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(c)               The Company will terminate or cause to be terminated any and all of the Company Plans that are intended to be qualified within the meaning of Section 401(a) of the Code and Section 401(k) of the Code effective no later than the day immediately before the Closing Date. The termination of such Company Plans will be reflected in resolutions of the Company Board (or other appropriate entity), the form and substance of which will be subject to the prior review and approval of Parent, which approval will not be unreasonably withheld. The Company shall provide Parent with documentation evidencing the termination of such Company Plans by the Company Board (or other appropriate entity) no later than one (1) Business Day preceding the Closing Date.

Section 6.18        Repayment and Termination of Existing Credit Agreement. Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent, Intermediary Sub and Acquisition Sub an executed payoff letter from the lenders (or their applicable representative) with respect to the obligations under the Existing Credit Agreement and any related loan documents (“Payoff Letter”), in form and substance customary for transactions of the type contemplated by this Agreement and otherwise reasonably satisfactory to Parent, which such Payoff Letter shall, among other things, include the payoff amount (and the daily accrual thereafter), termination of all commitments to extend credit under the Existing Credit Agreement and termination of all payment obligations under the Existing Credit Agreement (other than contingent obligations under the Existing Credit Agreement and the loan documents that by their terms survive termination and reimbursement obligations) and provide that Liens (and guarantees), if any, granted in connection with the Existing Credit Agreement relating to the assets, rights and properties of the Company or any of its Subsidiaries securing the obligations under the Existing Credit Agreement, upon the payment of the amount set forth in the Payoff Letter (the “Payoff Amount”) at the Closing, be fully released and terminated. Parent shall pay, or shall cause to be paid, the Payoff Amount in full on behalf of the Company on the Closing Date.

Section 6.19        R&W Policy. Parent shall be entitled to obtain a representations and warranties insurance policy (the “R&W Policy”) in connection with the transactions contemplated hereby covering losses of Parent arising from the breaches of the Company’s representations and warranties contained herein. The Company shall, and shall cause its Representatives to, reasonably cooperate with Parent to bind any R&W Policy. The premium, due diligence fees, underwriting fees and other amounts payable to any insurer or broker in connection with the R&W Policy shall be borne solely by Parent.

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Section 6.20        Lease Termination. The Company shall use its reasonable best efforts to seek to terminate, assign or enter into subleases on reasonable terms with respect to all Company Real Property Leases, and any obligations thereunder as of or prior to the Closing. For the avoidance of doubt, all costs, expenses and liabilities related to Company Real Property Leases as of the Closing, including the termination of the same and any obligations thereunder, shall be borne solely by Parent so long as such expenses and terms are reasonably acceptable to Parent.

Section 6.21        Tax Returns. The Company shall use good faith efforts to prepare, or cause to be prepared, any Tax Returns required to be filed by the Company or any of its Subsidiaries prior to the Closing Date for any taxable period ending on or before the Closing Date; provided, that for any Tax Return in which the taxable period ends on or following the Closing Date, the Company will reasonably cooperate with Parent in connection with any reasonable request by Parent to commence preparation, or cause to be commenced preparation of, draft Tax Returns (or portions thereof) based on information available as of the fiscal quarter immediately preceding the Closing Date, to the extent practicable (it being understood that (a) nothing in this proviso shall require the Company (i) to expend any funds out-of-pocket in connection with the preparation of any such Tax Returns or (ii) to retain, hire, or replace any employees, consultants or other personnel (or to continue the employment of any specific employee, consultant or other personnel) for the purpose of preparing or assisting in the preparation of any such Tax Returns and (b) any failure by the Company to complete any Tax Returns or any portion thereof shall not result in or be deemed a breach such that the condition set forth in Section 7.2(b) is not satisfied).

Section 6.22        Preparation and Delivery of Company Audited Financial Statements. Unless this Agreement has been terminated in accordance with its terms, the Company shall use good faith efforts to prepare and deliver, or cause to be prepared and delivered, to Parent, prior to the Effective Time, an audited consolidated balance sheet and consolidated financial statements of the Company and its Subsidiaries prepared by management and audited by BPM LLC or another accredited audit firm as of December 31, 2025, and the related audited consolidated combined statement of operations and comprehensive loss, shareholders’ equity and cash flows of the Company and its Subsidiaries for the year then ended (the “2025 Audited Financial Statements”); provided, that if the Effective Time occurs prior to the deadline for the Company to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (after giving effect to any permissible extensions), the Company (a) shall use good faith efforts to prepare and deliver, or cause to be prepared and delivered, to Parent, prior to the Effective Time, the portion of the 2025 Audited Financial Statements relating to the transactions listed in Section 6.22 of the Company Disclosure Letter and (b) will otherwise reasonably cooperate with Parent in connection with any reasonable request by Parent to commence preparation of, or cause to be commenced preparation of, the 2025 Audited Financial Statements in the ordinary course of business consistent with past practices of the Company, to the extent practicable (it being understood that (i) nothing in this proviso shall require the Company to retain, hire, or replace any employees, consultants or other personnel (or to continue the employment of any specific employee, consultant or other personnel) for the purpose of preparing or assisting in the preparation of the 2025 Audited Financial Statements and (ii) any failure by the Company to complete the 2025 Audited Financial Statements or any portion thereof shall not result in or be deemed a breach such that the condition set forth in Section 7.2(b) is not satisfied).

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Article VII

CONDITIONS TO THE MERGERS

Section 7.1            Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the First Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)               the Company shall have obtained the Company Stockholder Approval;

(b)               the issuance of Parent Common Stock in connection with the First Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(c)               the Form N-14 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order;

(d)               any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and

(e)               no Governmental Authority of competent jurisdiction shall have issued or entered any Law or Order which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the First Merger.

Section 7.2            Conditions to Obligations of Parent, Intermediary Sub and Acquisition Sub to Effect the First Merger. The obligations of Parent, Intermediary Sub and Acquisition Sub to effect the First Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)               each of the representations and warranties of the Company contained in (i) Section 3.1, Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.3(a), Section 3.3(b), Section 3.3(c) (but only clause (i) thereof), Section 3.19, Section 3.20 and Section 3.21 (collectively, the “Company Fundamental Representations”) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) clause (b) of Section 3.9 (the “Company No MAE Rep”) shall be true and correct in all respects as of the date hereof and (iii) this Agreement (other than the Company Fundamental Representations and the Company No MAE Rep), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of this clause (iii), for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect;

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(b)               the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c)               Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b), Section 7.2(d) and Section 7.2(e);

(d)               since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(e)               the Company shall have delivered to Parent evidence reasonably satisfactory to Parent that the terms of the Existing Notes Indenture have been amended to include the provisions set forth on Section 7.2(e) of the Company Disclosure Letter; and

Section 7.3            Conditions to Obligation of the Company to Effect the First Merger. The obligation of the Company to effect the First Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)               each of the representations and warranties of Parent, Intermediary Sub, Acquisition Sub and the Parent External Adviser contained in (i) Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.3(d) (but only clause (i) thereof), Section 4.25, Section 5.1 and Section 5.2(a) (collectively, the “Parent Fundamental Representations”) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) clause (b) of Section 4.9 (the “Parent No MAE Rep”) shall be true and correct in all respects as of the date hereof and (iii) this Agreement (other than the Parent Fundamental Representations and the Parent No MAE Rep), without giving effect to any materiality or “Parent Material Adverse Effect” or “Adviser Material Adverse Effect” qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of this clause (iii), for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)               Each of Parent, Intermediary Sub and Acquisition Sub shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c)               the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d);

(d)               since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect; and

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(e)               the Lower Collar Amount does not exceed the Estimated Closing Company Portfolio Asset Value.

Section 7.4            Frustration of Closing Conditions. None of Parent, Intermediary Sub, Acquisition Sub or the Company may rely either as a basis for not consummating the First Merger or any of the other transactions contemplated hereby or terminating this Agreement and abandoning the Mergers on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)               by mutual written consent of each of Parent and the Company; or

(b)               by either Parent or the Company, if:

(i)                 Termination Date. the First Merger shall not have been consummated on or before 5:00 p.m. (New York time) on April 7, 2026 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before the Termination Date;

(ii)              Legal Restraint. any Governmental Authority of competent jurisdiction shall have issued or entered any Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the transactions contemplated hereby, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was proximately caused by the failure of such party, and in the case of Parent, including the failure of Intermediary Sub and Acquisition Sub, to perform or comply with any of its obligations under this Agreement; provided, further, that neither the Company nor Parent shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the Company (in the case of a termination by Parent), or Parent, Intermediary Sub, Acquisition Sub or the Parent External Adviser (in the case of termination by the Company), as applicable, is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement (including, without limitation, Section 6.4); or

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(iii)            Company Stockholder Approval. the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the Company Stockholder Approval shall not have been obtained at such Company Stockholders’ Meeting (or at any adjournment or postponement thereof) at which a vote on the adoption of this Agreement is taken;

(c)               by the Company if:

(i)                 Parent Breach. Parent, Intermediary Sub, Acquisition Sub or the Parent External Adviser shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 or Section 7.3 and (B) is not capable of being cured by Parent, Intermediary Sub, Acquisition Sub or the Parent External Adviser as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent, Intermediary Sub, Acquisition Sub, as applicable, on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied; provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent’s, Intermediary Sub’s, Acquisition Sub’s or the Parent External Adviser’s breach has been primarily caused by a breach of any provision of this Agreement by the Company;

(ii)              Superior Proposal. at any time prior to receipt of the Company Stockholder Approval, in order to substantially concurrently enter into a binding definitive agreement providing for the consummation of a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.6; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Company has breached any provision of Section 6.6 in any material respect resulting in such Superior Proposal; or

(d)               by Parent if:

(i)                 Company Breach. the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 or Section 7.2 and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Intermediary Sub or Acquisition Sub is then in material breach of any of its respective representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company’s breach has been primarily caused by a breach of any provision of this Agreement by Parent, Intermediary Sub or Acquisition Sub; or

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(ii)              Company Adverse Recommendation Change. at any time prior to the receipt of the Company Stockholder Approval, if (A) the Company or the Company Board (or any committee thereof) shall have made a Company Adverse Recommendation Change, or (B) the Company fails to recommend against any Competing Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement thereof.

Section 8.2            Effect of Termination. Except as provided in this Section 8.2, in the event that this Agreement is terminated and the Mergers abandoned pursuant to Section 8.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3, no such termination shall relieve any party hereto of any liability or damages resulting from any Intentional Breach of this Agreement prior to such termination or Fraud, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3            Termination Fees.

(a)               If, but only if, this Agreement is terminated by:

(i)                 Either Parent or the Company pursuant to Section 8.1(b)(iii) (Company Stockholder Approval) or pursuant to Section 8.1(b)(i) (Termination Date) (provided that with respect to any such termination by the Company, the right to terminate this Agreement pursuant to Section 8.1(b)(iii) (Company Stockholder Approval) or pursuant to Section 8.1(b)(i) (Termination Date) is then available to Parent), and in any such case, prior to the Company Stockholders’ Meeting, a Competing Proposal shall have been publicly disclosed and not withdrawn prior to such date and within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to any Competing Proposal that is later consummated (regardless of whether or not such consummation happens prior to or following the end of such twelve (12) month period) (provided, that solely for purposes of this clause (i), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 6.6(g), except that all references in such definition to 20% shall be changed to 50%);

(ii)              the Company pursuant to Section 8.1(c)(ii) (Superior Proposal); or

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(iii)            Parent pursuant to Section 8.1(d)(ii) (Company Adverse Recommendation Change),

then, in any such case, the Company shall pay to Parent the Company Termination Fee by wire transfer of same day funds to the account or accounts designated by Parent, in the case of clause (i) above, on the same day as the consummation of such Competing Proposal, in the case of clause (ii) above, concurrently with such termination, and in the case of clause (iii) above, by no later than two (2) Business Days following such termination.

(b)               Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)               The parties hereto agree and acknowledge that the provisions of Section 8.3 are an integral part of this Agreement and that without the parties having agreed to these provisions, the parties would not enter into this Agreement and, accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the other for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent its costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Applicable Law.

(d)               Without limiting the right of any party hereto to seek specific performance to enforce the terms of this Agreement pursuant to Section 9.9, no Non-Recourse Party shall have any monetary liability to any Person for any loss suffered as a result of any breach of this Agreement, or the failure of the acquisition of the Company or any other transaction contemplated hereby or thereby to be consummated, or in respect of any written or oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise. “Non-Recourse Party” means each Affiliate of Parent, each Affiliate of Intermediary Sub, each Affiliate of Acquisition Sub each such Person’s respective current, former, or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees, Representatives or agents and the successors and assigns of the foregoing; provided, however, that none of Parent, Intermediary Sub, Acquisition Sub and the Parent External Adviser shall be a Non-Recourse Party.

Section 8.4            Amendment. Subject to Applicable Law, the parties hereto may only modify or amend this Agreement by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of the Company Stockholder Approval, if any such amendment shall by Applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company.

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Section 8.5            Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by Applicable Law. At any time prior to the Effective Time, the Company or Parent may (a) waive or extend the time for the performance of any of the obligations or other acts of Parent, Intermediary Sub or Acquisition Sub, in the case of the Company, or the Company, in the case of Parent, or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent, Intermediary Sub, Acquisition Sub, or the Parent External Adviser in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and expressly setting forth the nature of such extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.6            Expenses; Transfer Taxes. Except as expressly set forth herein (including Section 8.3), all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Other than Taxes imposed upon holders of Company Common Stock, Parent shall pay all (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with this Agreement.

Article IX

GENERAL PROVISIONS

Section 9.1            Non-Survival of Representations, Warranties and Agreements. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7.

Section 9.2            Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail, addressed as follows:

if to Parent, Intermediary Sub, Acquisition Sub or the Parent External Adviser:

Runway Growth Finance Corp.

205 N. Michigan Ave.,

Suite 4200

Chicago, Illinois 60601
Email: [***]
Attention: Thomas Raterman

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with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
900 G Street NW
Washington, DC 20001
Phone: (202) 636-5500
Email: jonathan.corsico@stblaw.com and steven.grigoriou@stblaw.com
Attention: Jonathan Corsico and Steven Grigoriou

if to the Company:

SWK Holdings Corporation
5956 Sherry Lane, Suite 650
Dallas, TX 75225
Email: [***]
Attention: Joe D. Staggs

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
3025 John F. Kennedy Blvd.
Philadelphia, PA 19104
Phone: (445) 207-7800
Email: RBushey@goodwinlaw.com and LGulick@goodwinlaw.com
Attention: Rachael Bushey and Laura Umbrecht Gulick

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3            Interpretation; Certain Definitions.

(a)               The parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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(b)               Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)               The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date first set forth above, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules, regulations or official guidance promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules, regulations or official guidance promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Contract, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States. The term “or” is not exclusive. References to “days” are to calendar days unless otherwise noted.

Section 9.4            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the First Merger be consummated as originally contemplated to the fullest extent possible.

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Section 9.5            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6            Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Parent External Adviser Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 9.7            No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that the D&O Indemnified Parties (with respect to Section 6.7 and this Section 9.7 from and after the Effective Time) are intended third-party beneficiaries hereof.

Section 9.8            Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the latter shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery (or, should the Delaware Court of Chancery decline jurisdiction, any other court of the State of Delaware), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.8.

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Section 9.9            Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without proof of actual damages), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.10        Counterparts and Electronic Signature. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission (including in pdf, DocuSign, email or other means of electronic transmission) shall be as effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, Parent, Intermediary Sub, Acquisition Sub, the Parent External Adviser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RUNWAY GROWTH FINANCE CORP.

By: /s/Thomas B. Raterman
Name: Thomas B. Raterman
Title: Chief Financial Officer,
Treasurer and Secretary

RWAY PORTFOLIO HOLDING CORP.

By: /s/ Thomas B. Raterman
Name: Thomas B. Raterman
Title: President

RWAY PORTFOLIO CORP.

By: /s/ Thomas B. Raterman
Name: Thomas B. Raterman
Title: President

RUNWAY GROWTH CAPITAL LLC

By: /s/ Thomas B. Raterman
Name: Thomas B. Raterman
Title: Chief Financial Officer, Chief
Operating Officer

SWK HOLDINGS CORPORATION

By: /s/ Joe D. Staggs
Name: Joe D. Staggs
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“Adviser Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Parent External Adviser, or (2) would, or would reasonably be expected to, materially impair, materially delay or prevent the Parent External Adviser or Parent from timely performing its obligations under this Agreement or consummating the transactions contemplated hereby; provided, however, that for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether an Adviser Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business, regulatory or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Parent External Adviser operates (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of Parent’s securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (v) any failure by the Parent External Adviser to meet published analyst estimates or expectations of the Parent External Adviser’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (vi) any failure by the Parent External Adviser to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak; (viii) the negotiation, existence, announcement or performance of this Agreement and the consummation of the transactions contemplated hereby, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Parent External Adviser (other than with respect to the Parent External Adviser’s relationship with Parent and its Subsidiaries) or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of the Parent External Adviser, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by the Company regarding the plans or intentions of the Company with respect to the conduct of the business of Parent or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein (in each case, other than with respect to any Contracts of the Parent External Adviser with Parent or any of its Subsidiaries) (provided, that when “Adviser Material Adverse Effect” is used in relation to the representations and warranties of the Parent External Adviser in Section 5.2(c) and Section 5.3, this clause (viii) shall be disregarded); (ix) any action taken by the Parent External Adviser which is required or expressly permitted by this Agreement; (x) any actions taken (or omitted to be taken) at the written request of, or with the consent of, the Company; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether an Adviser Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Parent External Adviser, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate.

Appendix A-1

“Affiliate” of a Person shall mean any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or non-controlling equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person).

“Aggregate Cash Consideration” shall mean an amount in cash equal to (i) the Closing Company Net Asset Value minus (ii) the Total Stock Consideration Value.

“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, regulation, order, writ, judgment or directive (including those of any self-regulatory organization) applicable to and legally binding on the Parent External Adviser, Company, Parent, Intermediary Sub, Acquisition Sub or any of their respective Affiliates, directors, employees or agents, as the case may be.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Closing Parent Net Asset Value” shall mean the Parent Net Asset Value as of 5:00 p.m. New York City Time on the Determination Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Plan” means the Company’s 2010 Equity Incentive Plan, as amended.

“Company Intellectual Property” shall mean all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

Appendix A-2

“Company Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) would, or would reasonably be expected to, materially impair, materially delay or prevent the Company from timely performing its obligations under this Agreement or consummating the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business, regulatory or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Company or any of its Subsidiaries operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Company’s securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any failure by the Company to meet published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any failure by the Company or any of its Subsidiaries to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak; (viii) the negotiation, existence, announcement, or performance of this Agreement and the consummation of the transactions contemplated hereby, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of the Company or any of its Subsidiaries, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein (provided, that when “Company Material Adverse Effect” is used in relation to the representations and warranties of the Company in Section 3.3(b) and Section 3.4, this clause (viii) shall be disregarded); (ix) any action taken by the Company or any of its Subsidiaries, in each case which is required or expressly permitted by this Agreement; and (x) any actions taken (or omitted to be taken) at the written request of, or with the consent of, Parent; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate.

Appendix A-3

“Company Per Share NAV” means the quotient of (i) the Closing Company Net Asset Value divided by (ii) the number of shares of Company Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares).

“Company Plan” means each material employee benefit plan, program, policy or agreement providing compensation or benefits to any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or has any liability (contingent or other-wise) with respect to, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, equity or equity based incentive, severance, employment, change of control or fringe benefit plan, program or agreement, in each case, other than any such plan or arrangement that is maintained by a Governmental Authority or any such individual agreement that does not materially deviate from the form of agreement provided to Parent.

“Company Portfolio Company” shall mean any entity in which the Company or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment.

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the First Merger.

“Company Restricted Stock Award” means an award of restricted Company Common Stock granted under the Company Equity Plan.

“Company Termination Fee” shall mean $8,225,000.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated August 26, 2024, between BC Partners Advisors L.P. and the Company.

“Contract” shall mean any agreement, contract, subcontract, lease, sublease, investment advisory agreement, administration agreement, conditional sales contract, purchase order, license, indenture, note, bond, loan, instrument, permit, franchise, or commitment or other legally binding agreement.

“control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to control such Person. The terms “controlling” and “controlled” shall have correlative meanings.

Appendix A-4

“Data Protection Requirements” means any Applicable Laws, binding industry or self-regulatory standards and public or posted policies relating to privacy, data protection, and the processing (as defined in Applicable Laws), creation, receipt, maintenance, transmission, disclosure, collection and use of Personal Data, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), the applicable provisions of the 21st Century Cures Act (Pub. L. 116-32), and the regulations promulgated under these laws.

“Electing Share” means each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares) with respect to which an Election has been effectively made and not properly revoked or lost.

“Environmental Laws” shall mean all Laws and Orders relating to pollution, public or worker health or safety, or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company, Parent or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the quotient (rounded to four decimal places) of (i) the Company Per Share NAV divided by (ii) the Parent Per Share NAV.

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of June 28, 2023, as amended, supplemented or otherwise modified from time to time, by and among the Company, SWK Funding LLC, each of the financial institutions from time to time party thereto, and First Horizon Bank, as agent for the lenders party thereto.

“Existing Notes” shall mean the 9.00% Notes due 2027 issued pursuant to the Existing Notes Indenture.

“Existing Notes Indenture” shall mean that certain Indenture dated as of October 3, 2023, by and between the Company and Wilmington Trust, National Association, as amended pursuant to the First Supplemental Indenture dated as of October 3, 2023, by and between the Company and Wilmington Trust, National Association.

“FDA” means the U.S. Food and Drug Administration or any successor agency.

Appendix A-5

“Fraud” means, of a Person, an intentional and willful misrepresentation of or with respect to a representation or warranty set forth in this Agreement, or in any certificate delivered hereunder, by such Person, which misrepresentation constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation) with the specific intent to induce another party to rely upon such representation or warranty.

“GAAP” shall mean the United States generally accepted accounting principles, consistently applied in accordance with past practice.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial, legislative or administrative authority, department, agency, board, bureau or commission.

“Guaranteed Cash Payment” shall mean an amount equal to $9,000,000.

“Health Care Law” means any Applicable Law and guidance related to clinical research, testing, and medical product (including pharmaceuticals and biologics) development activities; the manufacture, packaging, labeling, storage, distribution, shipment, import, export, ghandling, dispensing, administration, possession, and disposal of such medical products; the preparation, submission and maintenance of records, reports, applications and other materials to Governmental Authorities with authority over such medical products and their use; the performance of laboratory tests; and other health regulatory matters, including, but not limited to: (i) the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301, et seq.), FDA regulations (including FDA regulations regarding Good Manufacturing Practices, Good Laboratory Practices, Good Clinical Practices), and FDA and U.S. Department of Health and Human Services Applicable Laws regarding human subjects research; (ii) the International Conference on Harmonisation (ICH) Guidelines applicable to the Company’s services; (iii) the Clinical Laboratory Improvement Amendments of 1988, Pub. L. 100-578 and 42 CFR Part 493; (iv) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., and the regulations of the U.S. Drug Enforcement Administration; (v) 42 U.S.C. § 1320a-7, 7a, 7b, and 7h; (vi) 42 U.S.C. § 1320a-7h; (vii) 42 U.S.C. § 1395nn; (viii) the Civil False Claims Act (31 U.S.C. §§ 3729-3733); (ix) FDA’s Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991); (x) the health care fraud criminal provisions under HIPAA; (xi) the Applicable Laws of state boards of pharmacy, medicine, and state departments of health; (xii) Applicable Laws pertaining to the professional practice of medicine; (xiii) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended, and the federal Open Payments Program (42 C.F.R. Part 403); and (xiv) with respect to any of the Laws or documents described above in (i) through (xiii), any amendments to such Laws and any implementing, related or similar foreign, state or local Laws.

“Intellectual Property” means all worldwide intellectual property and proprietary rights, including all: (a) patents, patent applications, divisionals, continuations, continuations-in-part, reissues, re-examinations and foreign counterparts; (b) trademarks, service marks, trade dress, logos, trade names, social and mobile media identifiers, internet domain names, corporate names, and other source indicators, and all registrations and applications in connection therewith (together with all the goodwill of the business associated therein, and all common-law rights related thereto); (c) copyrights and registrations therefor; and (d) trade secrets and other rights in confidential or proprietary information, know-how, methods, processes and inventions.

Appendix A-6

“Intentional Breach” shall mean any material breach of this Agreement where the action or non-action constituting or giving rise to such material breach was intentionally undertaken by the party taking such action, with actual Knowledge that such action or non-action would or would reasonably be expected to constitute or give rise to a material breach of this Agreement.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” means computers, hardware, firmware, software, code, websites, applications, systems, networks, databases and all other information technology related equipment and assets.

“Key Stockholders” shall mean Double Black Diamond Offshore Ltd., a Cayman Islands exempted company.

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge, after reasonable inquiry of their respective direct reports, of those persons set forth in Section A-1 of the Company Disclosure Letter, (ii) with respect to Parent, the actual knowledge, after reasonable inquiry of their respective direct reports, of those persons set forth in Section A-1 of the Parent Disclosure Letter, and (iii) with respect to the Parent External Adviser, the actual knowledge, after reasonable inquiry of their respective direct reports, of those persons set forth in Section A-1 of the Parent External Adviser Disclosure Letter.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, deeds of trust, rights of way, easements, building or use restrictions, restriction on transfer, encumbrances, pledges, security interests or charges of any kind whether voluntarily incurred or arising by operation of Law or otherwise.

“Merger Consideration” shall mean the sum of (i) the Total Stock Consideration and (ii) the Aggregate Cash Consideration.

“NASDAQ” shall mean The Nasdaq Global Select Market or The Nasdaq Stock Market LLC, as applicable.

Appendix A-7

“Non-Electing Share” means each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares) that is not an Electing Share.

“Order” shall mean any decree, order, determination, judgment, injunction, temporary restraining order or other order in any Proceeding.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent External Adviser Disclosure Letter” shall mean the disclosure letter delivered by the Parent External Adviser to the Company simultaneously with the execution of this Agreement.

“Parent Intellectual Property” shall mean all Intellectual Property that is owned or purported to be owned by Parent or any of its Subsidiaries.

“Parent Investment Advisory Agreement” shall mean the agreement entered into by the Parent External Adviser with Parent for the purpose of providing investment advisory or investment management services.

Appendix A-8

“Parent Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (2) would, or would reasonably be expected to, materially impair, materially delay or prevent Parent from timely performing its obligations under this Agreement or consummating the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business, regulatory or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which Parent, any of its Subsidiaries, or any of the Parent Portfolio Companies operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of Parent’s or any of the Parent Portfolio Companies’ securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (v) any failure by Parent or any of the Parent Portfolio Companies to meet published analyst estimates or expectations of Parent’s or such Parent Portfolio Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (vi) any failure after the date hereof by Parent, any of its Subsidiaries, or any Parent Portfolio Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak; (viii) the negotiation, existence, announcement or performance of this Agreement and the consummation of the transactions contemplated hereby, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any Parent Portfolio Companies or any customers, suppliers, distributors, partners or employees of Parent and its Subsidiaries or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of Parent or any of its Subsidiaries or any Parent Portfolio Company, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by the Company regarding the plans or intentions of the Company with respect to the conduct of the business of Parent or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein (provided, that when “Parent Material Adverse Effect” is used in relation to the representations and warranties of Parent in Section 4.3(d) and Section 4.4, this clause (viii) shall be disregarded); (ix) any action taken by Parent or any of its Subsidiaries or any Parent Portfolio Company, in each case which is required or expressly permitted by this Agreement; and (x) any actions taken (or omitted to be taken) at the written request of, or with the consent of, the Company; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate.

“Parent Net Asset Value” means the estimated net asset value of Parent, calculated in good faith and determined in accordance with the Valuation Methodology.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent, Intermediary Sub and Acquisition Sub.

“Parent Per Share NAV” shall mean the quotient of (i) the Closing Parent Net Asset Value divided by (ii) the number of shares of Parent Common Stock issued and outstanding as of the Determination Date.

“Parent Portfolio Company” shall mean any entity in which Parent or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment, that is or would be reflected in the Schedule of Investments included in Parent’s quarterly or annual reports.

Appendix A-9

“Per Share Guaranteed Cash Payment” shall mean the quotient of (i) the Guaranteed Cash Payment divided by (ii) the number of shares of Company Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares).

“Per Share Merger Consideration” shall mean, (i) in the case of a Non-Electing Share, the Per Share Stock Consideration, and (ii) in the case of an Electing Share, the Per Share Cash Consideration, in each case, as may be adjusted pursuant to Section 2.1(a)(ii)(3) and Section 2.1(a)(ii)(4).

“Permit” shall mean any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Authority.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law that are not the result of delinquent payments and for which adequate reserves are held in accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property and which are not violated by the current use and operation of such leased real property or the operation of the business of the Company and its Subsidiaries, (v) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, (vi) such Liens or other imperfections of title, if any, that do not have, and would not reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), including Liens for any supplemental Taxes or assessments not shown by the public records, (vii) Liens disclosed on existing title reports or existing surveys provided to Parent, (viii) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (ix) Liens described in Appendix A to the Company Disclosure Letter or the Parent Disclosure Letter (as applicable), (x) any other Liens that will be released on or prior to the Closing Date and (xi) the replacement, extension or renewal of any of the foregoing.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Data” has the same meaning as the term “personal data”, “personal information”, “personally identifiable information”, or “protected health information”, “consumer health data” “medical records”, “health information”, animal health information, and similar terms under applicable Data Protection Requirements, and any other Applicable Laws the purpose of which is to protect the privacy of individuals, prescribers or animal owners.

“Proceeding” shall mean an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative, by or before a Governmental Authority.

Appendix A-10

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, agents, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Rights Agreement” shall mean that certain Rights Agreement by and between the Company and Computershare Trust Company, N.A., as Rights Agent, dated as of April 8, 2016 (as amended by Amendment No. 1 thereto, dated as of April 8, 2019, Amendment No. 2 thereto, dated as of February 23, 2021 and Amendment No. 3 thereto, dated as of March 31, 2022).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, Blue Sky Laws, all similar foreign securities laws, and the rules and regulations promulgated thereunder.

“Security” shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Subsidiary” shall mean, as to any Person, any corporation, partnership, limited liability company, association or other business entity that is consolidated with such Person for financial reporting purposes under GAAP.

“SWK Advisors LLC” shall mean SWK Advisors LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or Taxing Authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, escheat, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Tax Dividend” shall mean a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to the Company’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

Appendix A-11

“Tax Returns” shall mean returns, reports, form or information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority or Taxing Authority.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Third Party” shall mean any Person or group of Persons other than Parent, Intermediary Sub, Acquisition Sub and their respective Affiliates.

“Total Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the lesser of (i) the quotient of (a) $75,500,000 divided by (b) the Parent Per Share NAV and (ii) the product of (a) the number of shares of Parent Common Stock issued and outstanding as of the Closing Date multiplied by (b) .199, as may be adjusted pursuant to Section 2.1(a)(ii)(3) and Section 2.1(a)(ii)(4).

“Total Stock Consideration Value” shall mean an amount in cash equal to the product of (i) the Total Stock Consideration multiplied by (ii) the Parent Per Share NAV.

Table of Definitions

Term	Section
2025 Audited Financial Statements	Section 6.22
Acceptable Confidentiality Agreement	Section 6.6(c)
Acceptable Courts	Section 9.8
Acquisition Sub	Preamble
Adjudicated Asset Value	Section 2.7(f)(i)
Affiliate Arrangement	Section 3.28
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.6(d)
Alternative Structure	Section 1.7
Antitrust Laws	Section 6.4(a)
Articles of Third Merger	Section 1.3(c)
ASC	Section 2.7(f)(vi)
Asset Valuation Range	Section 2.7(f)(i)
Bankruptcy and Equity Exception	Section 3.3(a)
BDC	Recitals
Benefit Plan Investor	Section 3.27(a)
Book-Entry Shares	Section 2.1(a)(iii)
Cancelled Shares	Section 2.1(a)(i)
Certificate of First Merger	Section 1.3(a)
Certificate of Second Merger	Section 1.3(b)
Certificate of Third Merger	Section 1.3(c)

Appendix A-12

Certificates	Section 2.1(a)(iii)
Claim	Section 4.27
Closing	Section 1.2
Closing Company Net Asset Value	Section 2.7(b)
Closing Date	Section 1.2
Company	Preamble
Company Adverse Recommendation Change	Section 6.6(d)
Company Board	Recitals
Company Common Stock	Section 1.7
Company Forecasts	Section 3.31
Company Fundamental Representations	Section 7.2(a)
Company Leased Real Property	Section 3.16(b)
Company Material Contract	Section 3.15(a)
Company No MAE Rep	Section 7.2(a)
Company Real Property Leases	Section 3.16(b)
Company Registered Intellectual Property	Section 3.13(a)
Company SEC Documents	Section 3.6(a)
Company Stockholder Approval	Section 3.19
Company Stockholders’ Meeting	Section 6.3(a)
Company Valuation Firm	Section 2.7(a)
Company’s Bylaws	Section 3.1
Company’s Charter	Section 3.1
Competing Proposal	Section 6.6(g)(i)
Consent	Section 3.4
Continuing Employees	Section 6.17(b)
D&O Indemnified Parties	Section 6.7(a)
D&O Insurance	Section 6.7(c)
Debt	Section 4.27
Delaware Secretary	Section 1.3(a)
Determination Date	Section 2.7(b)
DGCL	Recitals
Dissenting Shares	Section 2.4
Effective Time	Section 1.3(a)
Election	Section 2.3(a)
Election Date	Section 2.3(b)
Estimated Closing Company Portfolio Asset Value	Section 2.7(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
First Merger	Recitals
Form N-14	Section 3.7
Form of Election	Section 2.3(b)
HSR Act	Section 3.4
Inquiry	Section 6.6(a)
Interim Period	Section 6.1
Intermediary Sub	Preamble

Appendix A-13

IRB	Section 3.26(f)
Key Stockholder Agreement	Recitals
KBW	Section 3.20
MD SDAT	Section 1.3(c)
Mergers	Recitals
MGCL	Recitals
Non-Election Holder	Section 2.1(a)(ii)(1)
Non-Recourse Party	Section 8.3(d)
Notice of Superior Proposal	Section 6.6(d)(i)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Section 2.1(a)(ii)
Parent External Adviser	Preamble
Parent External Adviser Documents	Section 5.1
Parent Forecasts	Section 3.30
Parent Fundamental Representations	Section 7.3(a)
Parent Leased Real Property	Section 4.17(b)
Parent Material Contract	Section 4.16(a)
Parent No MAE Rep	Section 7.3(a)
Parent Registered Intellectual Property	Section 4.14(a)
Parent SEC Documents	Section 4.6(a)
Payoff Amount	Section 6.18
Payoff Letter	Section 6.18
Per Share Cash Consideration	Section 2.1(a)(ii)
Per Share Stock Consideration	Section 2.1(a)(ii)
Proposed Aggregate Stock Issuance Amount	Section 2.1(a)(ii)(3)
Proposed Cash Consideration	Section 2.1(a)(ii)(4)
Proxy Statement	Section 3.7
Remedial Action	Section 6.4(a)
Required Permit	Section 3.5(d)
RIC	Section 4.15(j)
R&W Policy	Section 6.19
Second Effective Time	Section 1.3(b)
Second Merger	Recitals
Service Provider	Section 3.12(e)
Solvent	Section 4.27
Specified Number	Section 2.3(a)
Stockholder Litigation	Section 6.16
Superior Proposal	Section 6.6(g)(ii)
Surviving Corporation	Recitals
Takeover Statutes	Section 3.18
Tax Attribute	Section 3.14(m)
Termination Date	Section 8.1(b)(i)
Third Effective Time	Section 1.3(c)
Third Merger	Recitals
Total Per Share Consideration	Section 2.1(a)(ii)

Appendix A-14

Exhibit A

Form of Key Stockholder Agreement

Exhibit A-1

Exhibit B

Calculation of Closing Company Net Asset Value

Exhibit B-1

Exhibit C

Determination of Adjudicated Portfolio Value

Exhibit C-1